UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

_________________

FORM SB-2

REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

FINDEX.COM, INC.
(Name of Small Business Issuer in Its Charter)

Nevada	7372	88-0379462
(State or other Jurisdiction Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

11204 Davenport Street, Suite 100
Omaha, Nebraska 68154
(402) 333-1900
(Address and Telephone Number of Principal Executive Offices and Principal Place of Business)

Steven Malone
President and Chief Executive Officer
FINDEX.COM, INC.
11204 Davenport Street, Suite 100
Omaha, Nebraska 68154
(402) 333-1900
(Name, Address and Telephone Number of Agent For Service)

Copies to:

Michael M. Membrado, Esq.
M.M. Membrado & Associates, PLLC
115 East 57th Street, Suite 1006
New York, New York 10022

Approximate Date of Proposed Sale to the Public: From time to time after the effective date of this registration statement until such time that all of the shares of common stock hereunder have been sold.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) check the following box.  [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  [  ]

CALCULATION OF REGISTRATION FEE

TITLE OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED(1)		PROPOSED MAXIMUM OFFERING PRICE PER SHARE	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE
Common Stock, par value
$.001 per share	23,875,000	(2)	$0.090 (3)	$2,148,750	$272.25
Common Stock, par value
$.001 per share	10,937,500	(4)	$0.180 (5)	$1,968,750	$249.44

Common Stock, par value
$.001 per share	10,937,500	(4)	$0.600 (5)	$6,562,500	$831.47
Common Stock, par value
$.001 per share	125,000	(4)	$0.148 (5)	$18,500	$2.34
Common Stock, par value
$.001 per share	150,000	(4)	$0.010 (5)	$1,500	$0.19
Common Stock, par value
$.001 per share	250,000	(4)	$0.100 (5)	$25,000	$3.17
Common Stock, par value
$.001 per share	150,000	(4)	$0.022 (5)	$3,300	$0.42
Common Stock, par value
$.001 per share	600,000	(4)	$0.150 (5)	$90,000	$11.40

Total	47,025,000			$10,818,300	$1,370	.68 (6)

(1)	Pursuant to Rule 416 under the Securities Act, this registration statement also covers such indeterminate number of additional shares of common stock as may be issuable upon exercise of warrants to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Represents 23,875,000 outstanding shares of our common stock held by our selling stockholders.

(3)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) of the Securities Act, based on the average of the closing bid and asked prices for our common stock as reported on the OTC Bulletin Board on November 19, 2004.

(4)	Represents the number of shares of our common stock issuable upon exercise of certain warrants held by our selling stockholders.

(5)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(g) of the Securities Act, based on the stated exercise price.

(6)	The filing fee of $1,370.68 is offset by the $507.89 credit due to the Registrant based upon the withdrawn registration statement on Form SB-2 filed with the U.S. Securities & Exchange Commission (the “Commission”) on August 2, 2001, File No.: 333-66570, less (i) the fee of $27.17 applied to the registration statement on Form S-8 filed with the Commission on September 24, 2002, File No.: 333-100035 and (ii) the fee of $0.82 applied to the registration statement on Form S-8 filed with the Commission on November 8, 2002, File No.: 333-101092.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

Subject To Completion, Dated November 22, 2004

The information in this prospectus is not complete and may be changed. These securities may not be sold until this registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

FINDEX.COM, INC.

47,025,000 SHARES OF COMMON STOCK
OFFERED BY SELLING STOCKHOLDERS

This prospectus relates to the resale of up to 47,025,000 shares of our common stock by certain persons who are either our stockholders, holders of warrants to purchase our common stock, or both. All of the shares of common stock are being offered for sale by the selling stockholders at prices established on the OTC Bulletin Board during the term of this offering, as will fluctuate from time to time, or as may otherwise be agreed upon in negotiated transactions. We will not receive any proceeds from the sale of our shares by the selling stockholders. If the warrants are exercised in full, we would receive proceeds of $8,669,550. We will use the proceeds from any exercise of warrants for general working capital purposes consistent with our business strategy.

Our common stock is quoted on the OTC Bulletin Board under the symbol “FIND”. On November 19, 2004, the average of the bid and asked prices of our common stock was $0.09 per share.

Each of the selling stockholders may be deemed to be an “underwriter,” as such term is defined in the Securities Act.

An investment in our common stock involves a high degree of risk. You should only invest in our common stock if you can afford to lose your entire investment, and you should read and consider the “risk factors” beginning on page 4 before investing in our common stock.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 22, 2004

FINDEX.COM, INC.
11204 Davenport Street, Suite 100
Omaha, Nebraska 68154
(402) 333-1900

The following table of contents has been designed to help you find important information contained in this prospectus. We have included subheadings to aid you in searching for particular information you might want to return to. We encourage you to read the entire prospectus.

-i-

-ii-

Unless otherwise specified, the information in this prospectus is set forth as of November 22, 2004, and we anticipate that changes in our affairs will occur after such date. We have not authorized any person to give any information or to make any representations other than as contained in this prospectus in connection with the offer contained in this prospectus. If any person gives you any information or makes representations in connection with this offer, do not rely on it as information we have authorized. This prospectus is not an offer to sell our common stock in any state or other jurisdiction to any person to whom it is unlawful to make such offer.

PROSPECTUS SUMMARY

This summary highlights information found in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully, including the “Risk Factors” described in pages 4 through 10 and our consolidated financial statements beginning on page F-1 before making any investment in the shares offered hereby.

     ABOUT OUR BUSINESS

Findex.com, Inc. is a developer, publisher, and distributor/seller of off-the-shelf consumer and organizational software products. The common thread among our products is a customer constituency that shares a devotion to, or interest in, Christianity and faith-based “inspirational” values. We are focused on becoming the premier provider of Bible study and related faith-based software products and content to the domestic and international markets through ongoing internal development of new products, expansion and upgrade of existing products, and strategic product line and/or corporate acquisitions and licensing.

Our religious software titles, all of which are proprietary, are currently divided among the following six categories:

•	Bible Study
•	Financial/Office Management Products for Churches and other Faith-Based Ministries
•	Print & Graphic Products
•	Pastoral Products
•	Children’s Products
•	Language Tutorial Products

In 1999, we obtained an exclusive licensing agreement with Parsons Technology, Inc., a subsidiary of The Learning Company (“TLC”), formerly the Mattel Corporation, for their Parsons Church Division, a collection of top-selling Christian-related titles (the “Parsons License Agreement”). The Parsons License Agreement originally had a term of ten years. As a result of a settlement agreement reached on October 20, 2003 (see Note 15 – Notes to Consolidated Financial Statements), the term of that license has now been extended indefinitely, and provides us with the exclusive worldwide right to market, sell, and continue to develop those titles it covers. For the fiscal year ended December 31, 2003, over 90% of our revenues were derived from sales of product the rights to which we maintain pursuant to the Parsons License Agreement. [See “Business”].

      ABOUT OUR COMPANY

We were incorporated under the laws of the State of Delaware on December 26,1995 as FinSource, Ltd. In April 1999, we merged with FINdex Acquisition Corporation, a Delaware corporation, in a stock-for-stock transaction. Then on April 30, 1999, we were acquired by EJH Entertainment, Inc., a Nevada corporation, in a stock-for-stock transaction and, in connection therewith, we changed our name to FindEx.com, Inc. Pursuant to a share exchange agreement dated March 7, 2000, we acquired all of the issued and outstanding capital stock of Reagan Holdings, Inc., a public reporting issuer from the stockholders of Reagan Holdings, Inc.

As a result of the share exchange, we owned 100% of the outstanding capital stock of Reagan Holdings, Inc., it became our wholly-owned subsidiary, and we became the successor issuer to that company for reporting purposes under the Securities Exchange Act of 1934. [See “Business – Corporate Legacy”].

Our principal office is located at 11204 Davenport Street, Suite 100, Omaha, Nebraska 68154. Our main telephone number is (402) 333-1900. [See “Where You Can Find Additional Information”].

      THE OFFERING BY THE SELLING STOCKHOLDERS

On July 19, 2004, we entered into a certain Stock Purchase Agreement pursuant to which we agreed to issue and sell 21,875,000 restricted shares of our common stock to Barron Partners, LP, a New York based institutional investor, at a price of $0.08 per share. Under the terms of transaction, Barron Partners LP received two Findex common stock purchase warrants. The first warrant entitles the holder, for a period of up to five years, to purchase up to 10,937,500 common shares at a price of $0.18 per share, subject to downward adjustment based on the occurrence of certain events. The second warrant entitles the holder, also for a period of up to five years, to purchase up to 10,937,500 additional common shares at a price of $0.60 per share, also subject to downward adjustment based on the occurrence of certain events. As part of the financing transaction, we entered into a certain Registration Rights Agreement with Barron Partners, LP pursuant to which we committed to registering all of the shares issued as part of such transaction, including those issuable under each of the two warrants. [See “Selling Stockholders”].

In addition to the shares of our common stock issued to Barron Partners, LP and the common stock issuable upon exercise of the warrants issued to Barron Partners, LP, we are also registering the following:

•	2,000,000 shares of our common stock issued as of November 16, 2004 upon conversion of $240,000 of previously outstanding debt securities; and

•	1,275,000 shares of our common stock issuable upon exercise of warrants previously issued to a number of our consultants/service providers.

Under this prospectus, the selling stockholders are offering a total of up to 23,875,000 shares of our common stock, and 23,150,000 additional shares of common stock issuable upon exercise of the warrants described above. On November 19, 2004, there were 48,153,189 shares of our common stock outstanding. Upon the exercise of the warrants described above, the number of shares offered by this prospectus represents 65.95% of our total common stock outstanding on November 22, 2004.

Total common stock outstanding
prior to this offering	48,153,189

Total common stock offered for resale
to the public in this offering	47,025,000

Common stock outstanding after this
offering	71,303,189

Percentage of common stock
outstanding following this offering
that shares being offered for resale
represent	65.95%

All of the shares covered by this prospectus are being registered to permit the selling stockholders and any of their respective successors-in-interest to offer the respective shares for resale from time to time. The selling stockholders are not required to sell their shares, and any sales of common stock by the selling stockholders are entirely at their own discretion.

We will receive no proceeds from the sale of shares of common stock in this offering. However, if all of the warrants are exercised in full, we would receive $8,669,550 in proceeds. Any proceeds received upon the exercise of warrants will be used for general working capital purposes consistent with our business strategy. [See “Use of Proceeds”].

      TRADING INFORMATION

Our stock trades on the OTC Bulletin Board under the symbol “FIND”. On November 19, 2004, the average of the bid and asked prices of our common stock was $0.09 per share.

RISK FACTORS

An investment in the common stock being offered for resale by the selling stockholders is very risky. You should carefully consider the risk factors described below, together with all other information in this prospectus before making an investment decision. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks manifest as actual problems for us, our business, financial conditions or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

      GENERAL BUSINESS RISKS

Our liquidity and capital resources are very limited.

Our ability to fund working capital and anticipated capital expenditures will depend on our future performance, which is subject to general economic conditions, financial conditions, our customers, actions of our domestic and international competitors, and other factors that are beyond our control. Our ability to fund operating activities is also dependent upon (a) the extent and availability of bank and other credit facilities, (b) our ability to access external sources of financing, and (c) our ability to effectively manage our expenses in relation to revenues. Based upon the current level of operations and planned growth, we believe that the net proceeds received from our July 2004 sale of common stock and warrants, together with future cash flow from operations, and funds from external sources of credit-based debt financing, will be adequate to meet our anticipated liquidity requirements over the next 12 months and will provide additional capital for potential acquisitions. Given our initiative towards rapid revenue growth, there can be no assurance, however, that our operations and access to external sources of financing will continue to provide resources sufficient to satisfy our liabilities arising in the ordinary course of business. [See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources”].

Our auditor has expressed uncertainty as to our ability to continue as a going concern.

Our financial statements contained in our annual report on Form 10-KSB/A for the period ending December 31, 2003, including the footnotes thereto, call into question our ability to operate as a going concern. This conclusion is drawn from the fact that, as of the date of those financial statements, we had a negative current ratio and total liabilities in excess of total assets. Those factors, as well as uncertainty in securing financing for continued operations, created an uncertainty at the time regarding our ability to continue as a going concern. Although we have since completed private placement transactions pursuant to which we have realized a total of $1,990,000 in gross proceeds, our ability to continue as a going concern remains dependent on many factors impacting on the successful execution of our business strategy, none of which can be assured. [See Note 17 in the Notes to the Consolidated Financial Statements for the year ended December 31, 2003].

Our international sales subject us to a variety of risks we would not otherwise encounter.

We currently sell through distributors to many foreign countries and expect to continue to develop this aspect of our business.

Expanding into overseas operations may cost more than we expect. We also may be unsuccessful in expanding our presence in international markets, and we might lose all or part of our investment in those operations. Many of the distributors we sell to in foreign countries are not United States companies and have no legal presence in the United States, and we therefore face certain risks associated with doing business outside of the United States. As we continue to expand our international sales, we will be increasingly subject to various risks associated with international business. These risks include the following:

•	compliance with local laws and regulatory requirements, as well as changes in those laws and requirements;

•	restrictions on the repatriation of funds;

•	overlap of tax issues;

•	the business and financial condition of any overseas business partners;

•	political and economic conditions abroad; and

•	the possibility of expropriation or nationalization of assets, supply disruptions, currency controls, exchange rate fluctuations; or

•	changes in tax laws, tariffs, and freight rates.

      RISKS ASSOCIATED WITH OUR BUSINESS AND INDUSTRY

We face serious competition in our business segment.

The market for our products is rapidly evolving and highly competitive. We face competition from other software publishers, all of which generally sell through the same combination of channels that we do, including chain store, secular, Christian Bookseller’s Association (“CBA”), direct and online sales. Specifically, we currently compete with Logos Research Systems, Inc., Biblesoft, Inc., Thomas Nelson, Inc., Tyndale Publishers and WordSearch Bible Publishers, among others. Although we are among the market leaders in our primary product categories, some of our competitors have longer operating histories, larger customer bases and greater financial, marketing, service, support, technical and other resources than us. Moreover, we believe that competition from new entrants will increase as the market for religious products and services continues to expand. [See “Business – Competition”].

We have experienced, and may continue to experience, reduced revenues due to delays in the introduction and distribution of our products.

We cannot be certain that we will be able to meet our planned release dates for our new software releases. If we cannot release an important new product during the scheduled quarter, our revenues would likely be reduced in that quarter. In the past, we have experienced significant delays in our introduction of some new products. For instance, delays in duplication, packaging and distribution caused our QuickVerse® Version 8.0 to begin shipping in mid-December 2003, long after the holiday season had been underway. As a result, we experienced fewer sales of this product than we would have if the product had been available before the holiday selling season began, which had a materially adverse effect on our operating results for the 2003 fourth quarter. It is likely in the future that delays will continue to occur and that some new products will not be released in accordance with our internal development schedule or the expectations of public market analysts and investors. [See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Revenues”].

Product returns or price protections that exceed our anticipated reserves could result in worse than expected operating results.

At the time we ship our products we establish reserves, including reserves that estimate the potential for future product returns. Product returns or price protection concessions that exceed our reserves could increase the magnitude of quarterly fluctuations in our operating and financial results. Furthermore, if we incorrectly assess the creditworthiness of our wholesale customers who take delivery of our products on credit, we could be required to significantly increase the reserves previously established. Although, historically, actual returns have been within management’s prior estimates, we cannot be certain that any future write-offs exceeding reserves will not occur or that amounts written off will not have a material adverse effect on our results of operations. [See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Revenues”].

Errors or defects in our software products may cause a loss of market acceptance and result in fewer sales of our products.

Our products are complex and may contain undetected errors or defects when first introduced or as new versions are released. In the past, we have discovered software errors in some of our new products and enhancements after their introduction into the market. Because our products are complex, we anticipate that software errors and defects will be present in new products or releases in the future. While to date these errors have not been material, future errors and defects could result in adverse product reviews and a loss of, or delay in, market acceptance of our products.

We may not have available funds to develop products that consumers want.

The Bible-study, inspirational content, and organizational management software markets are subject to rapid technological developments. To develop products that consumers and church and other faith-based organizations desire, we must continually improve and enhance our existing products and technologies and develop new products and technologies that incorporate these technological developments. We cannot be certain that we will have the financial and technical resources available to make these improvements. We must make these improvements while remaining competitive in terms of performance and price. This will require us to make substantial investments in research and development, often times well in advance of the widespread release of the products in the market and any revenues these products may generate.

The loss of any of our key executives or our failure to attract, integrate, motivate and retain additional key employees could have a material adverse effect on our business.

Our success depends to a large degree upon the skills of our senior management team and key employees and upon our ability to identify, hire, and retain additional sales, marketing, technical, and financial personnel. The loss of any of our key executives or the failure to attract, integrate, motivate, and retain additional key employees could have a material adverse effect on our business. We presently do not maintain key person life insurance on any of our executives. We may be unable to retain our existing key personnel or attract and retain additional key personnel. Competition for these personnel in the software and technology industry is intense and identifying personnel with experience in this industry is even more difficult. Any loss of one of our key executives would likely have a material adverse effect on our business and prospects. [See “Management – Directors and Executive Officers”].

Our proprietary technology may not be adequately protected from unauthorized use by others, which could increase our litigation costs and adversely affect our sales.

Our ability to compete with other Bible and inspirational content software companies depends in part upon our proprietary technology. Unauthorized use by others of our proprietary technology could result in an increase in competing products and a reduction in our sales. We rely on a combination of trademark, trade secret and copyright laws to protect our technology. We cannot be certain, however, that these precautions will provide meaningful protection from unauthorized use by others. If we must pursue litigation in the future to enforce or otherwise protect our intellectual property rights, or to determine the validity and scope of the proprietary rights of others, we may not prevail and will likely have to make substantial expenditures and divert valuable resources. In addition, many foreign countries’ laws may not protect us from improper use of our proprietary technologies outside of the United States. We may not have adequate remedies if our proprietary rights are breached or our trade secrets are disclosed. [See “Business – Intellectual Property”].

New internet access devices may change the way information is displayed requiring us to change our products.

Recent increases in the use of internet devices to access inspirational content and the continued development of internet devices as a medium for the delivery of network-based information, content, and services may require us to change our products. Our success depends on our ability to understand the method upon which our search engines operate and our ability to service new and emerging devices to access the internet, such as browser phones, personal digital assistants, and other wireless devices. To the extent these new Internet access devices change the way that information is displayed to the end user or causes a change in the medium that is searched, we may be required to revise the methodology of our products. Although our recently introduced PDA version products have performed well for us, we cannot predict the impact that new devices will have on our services across the entire spectrum of developing technologies, and any required product adaptations may result in loss of revenue and goodwill, increased expenses, and reduced operating margins.

If our products infringe any proprietary rights of others, a lawsuit may be brought against us that could require us to pay large legal expenses and judgments and redesign or discontinue selling one or more of our products.

We believe that our products do not infringe any valid existing proprietary rights of third parties. Any infringement claims, however, whether or not meritorious, could result in costly litigation or require us to enter into royalty or licensing agreements. If we are found to have infringed the proprietary rights of others, we could be required to pay damages, redesign the products or discontinue their sale. Any of these outcomes, individually or collectively, could have a material adverse effect on our financial condition and results of operations.

      RISKS ASSOCIATED WITH AN INVESTMENT IN OUR COMMON STOCK

Up to 47,025,000 shares of our common stock will become eligible for public sale as a result of this registration which is likely to depress our stock price.

When this registration statement is declared effective by the SEC, 23,875,000 shares of our common stock will be eligible for immediate resale on the public market and 23,150,000 shares of our common stock underlying warrants, upon their exercise, will be eligible for immediate resale on the public market for our common stock. As a percentage of our total outstanding common stock, this represents 65.95%. If a significant number of shares are offered for sale simultaneously, which is likely to occur, it would have a depressive effect on the trading price of our common stock on the public market. Any such depressive effect may encourage short positions and short sales, which could place further downward pressure on the price of our common stock. Further, all of the shares sold in the offering will be freely transferable thereafter without restriction or further registration under the Securities Act (except for any shares purchased by our “affiliates”, as defined in Rule 144 of the Securities Act), which could place even further downward pressure on the price of our common stock. [See “Selling Stockholders” and “Plan of Distribution”].

Unless an active trading market develops for our common stock, you may not be able to sell your shares.

Although we are a reporting company and our common stock is listed on the OTC Bulletin Board (owned and operated by the Nasdaq Stock Market, Inc.), there is no active trading market for our common stock. An active trading market may never develop or, if developed, it may not be maintained. Failure to develop or maintain an active trading market will have a generally negative effect on the price of our common stock, and you may be unable to sell your shares or any attempted sale of such shares may have the effect of lowering the market price, and therefore your investment could be a complete or partial loss.

Since our common stock is thinly traded, it is more susceptible to extreme rises or declines in price, and you may not be able to sell your shares at or above the price you paid.

You may have difficulty reselling shares of our common stock, either at or above the price you paid, or even at a fair market value. The stock markets often experience significant price and volume changes that are not related to the operating performance of individual companies, and because our common stock is thinly traded, it is particularly susceptible to such changes. These broad market changes may cause the market price of our common stock to decline regardless of how well we perform as a company, and, depending on when you determine to sell, you may not be able to obtain a price at or above the price you paid.

Trading in our common stock on the OTC Bulletin Board may be limited thereby making it more difficult for you to resell any shares you may own.

Our common stock trades on the OTC Bulletin Board owned and operated by the Nasdaq Stock Market, Inc. The OTC Bulletin Board is not an exchange and, because trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on a national exchange or on the Nasdaq National Market, you may have difficulty reselling any of the shares of our common stock that you purchase from the selling stockholders.

Our common stock is subject to the “penny stock” regulations, which is likely to make it more difficult to sell.

Our common stock is considered a “penny stock,” which generally is a stock trading under $5.00 and not registered on national securities exchanges or quoted on the Nasdaq National Market. The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. This regulation generally has the result of reducing trading in such stocks, restricting the pool of potential investors for such stocks, and making it more difficult for investors to sell their shares. Prior to a transaction in a penny stock, a broker-dealer is required to:

•	deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market;

•	provide the customer with current bid and offer quotations for the penny stock;

•	explain the compensation of the broker-dealer and its salesperson in the transaction;

•	provide monthly account statements showing the market value of each penny stock held in the customer's account; and

•	make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.

These requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that is subject to the penny stock rules. Since our common stock is subject to the penny stock rules, investors in our common stock may find it more difficult to sell their shares. [See “Market Information”].

Our stock price could be volatile, and your investment could suffer a decline in value.

The trading price of our common stock is likely to be highly volatile and could be subject to extreme fluctuations in price in response to various factors, many of which are beyond our control, including:

•	the trading volume of our shares;

•	the number of securities analysts, market-makers and brokers following our stock;

•	changes in, or failure to achieve, financial estimates by securities analysts;

•	new products introduced or announced by us or our competitors;

•	announcements of technological innovations by us or our competitors;

•	our ability to produce and distribute retail packaged versions of our software in advance of peak retail selling seasons;

•	actual or anticipated variations in quarterly operating results;

•	conditions or trends in the consumer software and/or Christian products industries;

•	announcements by us of significant acquisitions, strategic partnerships, joint ventures, or capital commitments;

•	additions or departures of key personnel;

•	sales of our common stock; and

•	stock market price and volume fluctuations of publicly-traded, particularly micro-cap, companies generally.

In addition, the stock market has recently experienced significant price and volume fluctuations. Volatility in the market price for particular companies has often been unrelated or disproportionate to the operating performance of those companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance. In addition, securities class action litigation has often been initiated following periods of volatility in the market price of a company’s securities. A securities class action suit against us could result in substantial costs, potential liabilities and the diversion of management’s attention and resources from our business. Further, and as noted above, our shares are currently traded on the OTC Bulletin Board and, further, are subject to the penny stock regulation. Price fluctuations in such shares are particularly volatile and subject to manipulation by market-makers, short-sellers and option traders. [See “Market Information”].

Future sales of our common stock by our officers or directors may depress our stock price.

Although our officers and directors are contractually obligated to refrain from selling any of their shares until July 20, 2005, following that date, any shares owned by our officers or directors which are registered in another registration statement, or which otherwise may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act, may be sold. Because of the perception by the investing public that a sale by such insiders may be reflective of their own lack of confidence in our prospects, the market price of our common stock could decline as a result of a sell-off following sales of substantial amounts of common stock by our officers and directors into the public market, or the mere perception that these sales could occur.

Future issuances of our common or preferred stock may depress our stock price and dilute your interest.

We may want to issue additional shares of our common stock in future financings and may grant stock options to our employees, officers, directors and consultants under our stock incentive plan. Any such issuances could have the effect of depressing the market price of our common stock and, in any case, would dilute the interests of our common stockholders. In addition, we could issue serial preferred stock having rights, preferences and powers senior to those of our common stock, including the right to receive dividends and/or preferences upon liquidation, dissolution or winding-up in excess of, or prior to, the rights of the holders of our common stock. This could depress the value of our common stock and could reduce or eliminate the amounts that would otherwise have been available to pay dividends on our common stock or to make distributions on liquidation.

If you require dividend income, you should not rely on an investment in our common stock.

We do not anticipate paying dividends on our common stock in the foreseeable future. Rather, we intend to retain earnings, if any, for the continued operation and expansion of our business. If you require dividend income, you should not rely on an investment in our common stock.

      OTHER RISK

We have relied on the private placement exemption to raise substantial amounts of capital and could suffer substantial losses if that exemption is determined not to have been properly relied upon.

We have raised substantial amounts of capital in private placements from time to time. The securities offered in such private placements were not registered with the SEC or any state agency in reliance upon exemptions from such registration requirements. Such exemptions are highly technical in nature and if we inadvertently failed to comply with the requirements of any of such exemptive provisions, investors would have the right to rescind their purchase of our securities or sue for damages. If one or more investors were to successfully seek such rescission or institute any such suit, we could face severe financial demands that could materially and adversely affect our financial position. [See “Selling Stockholders”].

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This registration statement, as well as our other reports filed with the SEC and our press releases and other communications, contain forward-looking statements made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Forward-looking statements include all statements regarding our expected financial position, results of operations, cash flows, dividends, financing plans, strategy, budgets, capital and other expenditures, competitive positions, growth opportunities, benefits from new technology, plans and objectives of management, and markets for stock. These forward-looking statements are based largely on our expectations and, like any other business, are subject to a number of risks and uncertainties, many of which are beyond our control. The risks include those stated in the “Risk Factors” section of this registration statement and economic, competitive and other factors affecting our operations, markets, products and services, expansion strategies and other factors discussed elsewhere in this registration statement and the other documents we have filed with the Securities and Exchange Commission. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this registration statement will in fact prove accurate, and our actual results may differ materially from the forward-looking statements.

USE OF PROCEEDS

FindEx will not receive any proceeds from the resale of our common stock pursuant to this offering. We may, however, receive proceeds upon the exercise of the warrants, the underlying common shares of which are being registered hereunder. If all of the warrants are exercised the underlying shares of common stock of which are being registered hereunder, we estimate that we would realize net proceeds of approximately $8,599,550. Net proceeds are determined after deducting all of the expenses associated with this offering (estimated to be approximately $70,000).

If all of the warrants are exercised, we would realize $8,599,550 in net proceeds, and although there can be no assurance, we intend to use the net proceeds from this offering as follows:

Product Development	$2,000,000
Marketing and Promotion	500,000
Other Working Capital Needs	5,599,550
New Content License Acquisitions	500,000

Total Net Proceeds	$8,599,550

The amounts that we actually expend on each of the items listed above will vary significantly depending on a number of factors, including our future results of operations. As a result, we will retain broad discretion in the allocation of the net proceeds of this offering. Pending the use of any proceeds as discussed above, we intend to invest these funds in short-term, interest-bearing investment-grade obligations or accounts.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     NINE MONTHS ENDED SEPTEMBER 30, 2004, COMPARED WITH NINE MONTHS ENDED SEPTEMBER 30, 2003

The following discussion relates to the nine months ended September 30, 2004 as compared with the nine months ended September 30, 2003 and should be read together with our consolidated financial statements for the period ended September 30, 2004 and the notes to those consolidated financial statements.

          Results of Operations

Our software products have a significant seasonality to their revenues. More than 50% of our annual sales are expected to occur in the five months of September through January; the five months of April through August are generally expected to be the weakest, historically generating only about 33% of our annual sales.

The Company had a one-time, non-recurring write down to accrued royalties of approximately $584,000 during the nine months ended September 30, 2003 and a write down to reserve for rebates payable from a change in accounting estimate of approximately $266,000 during the nine months ended September 30, 2004. During the nine months ended September 30, 2003 and 2004, we wrote down distinctly different categories of obsolete inventory approximating $61,000 and $32,000 for these periods, respectively. In addition, during the quarter ended September 30, 2004 the Company recognized approximately a $1,000,000 gain from extinguishment of debt which is classified as an extraordinary item and a non-recurring expense of approximately $155,000 related to a settlement with an institutional private equity investor. The extinguishment of debt is a direct result from settling with various vendors and content providers for lump-sum payments at a reduced amount of balances owed. The non-recurring expense is a direct result of the Company coming to terms with such institutional private equity investor for early termination of a certain investment agreement, originally entered into in June 2001. These non-recurring items had no effect on the cash flow statement. Net of these one-time adjustments, our net income decreased approximately $77,000 for the three months ended September 30 from a net loss of approximately $116,000 for 2003 to a net loss of approximately $193,000 for 2004 and decreased approximately $99,000 for the nine months ended September 30 from a net loss of approximately $30,000 for 2003 to a net loss of approximately $129,000 for 2004. By excluding our interest, taxes, depreciation, and amortization from net income, our EBITDA increased approximately $603,000 for the three months ended September 30 from EBITDA loss of approximately $43,000 for 2003 to EBITDA earnings of approximately $560,000 for 2004 and increased approximately $391,000 for the nine months ended September 30 from EBITDA earnings of approximately $782,000 for 2003 to EBITDA earnings of approximately $1,173,000 for 2004. These net income and EBITDA results include the adjustments noted above. Net of the adjustments, our EBITDA increased approximately $71,000 for the nine months ended September 30 from an EBITDA earnings of approximately $259,000 for 2003 to an EBITDA earnings of approximately $330,000 for 2004.

Overall, interest expense for the three and nine months ended September 30, 2004 decreased by approximately $14,000 and $30,000 respectively compared to 2003. This is due to the Company reducing its trade payables and meeting the scheduled terms. Furthermore, the note liabilities interest was reduced due to the reclassification of the note payable in the fourth quarter of 2003. Amortization expense related to the software license decreased for the three and nine months ended September 30, 2004 compared to 2003 as a result of the final settlement with The Learning Company, which extended the life of the license indefinitely. Amortization expense related to software development costs increased approximately $75,000 and $225,000 for the three and nine months ended September 30, 2004 compared to 2003. This is a direct result from QuickVerse® 8.0 shipping in late December 2003 and Membership Plus® 8.0 shipping in January 2004.

          Revenues

We recognize software revenue net of estimated returns and allowances for returns, price discounts and rebates, upon shipment of product, which is when title passes, provided that collection of the resulting receivable is probable and we have no significant obligations. Revenue from inventory out on consignment is recognized when the consignee sells the product. Revenue associated with advance payments from customers is deferred until products are shipped. Revenue for software distributed electronically via the Internet is recognized upon delivery.

Product return reserves are based upon a percentage of total retail and direct sales for the period and may increase or decrease as actual returns are processed. Product returns or price protection concessions that exceed our reserves could materially adversely affect our business and operating results and could increase the magnitude of quarterly fluctuations in our operating and financial results. Product returns from distributors and Christian bookstores are allowed primarily in exchange for new products or for credit towards purchases as part of a stock-balancing program. These returns are subject to certain limitations that may exist in the contract that we have with them. Under certain circumstances, such as termination or when a product is defective, distributors and bookstores could receive a cash refund if returns exceed amounts owed. Returns from sales made directly to the consumer are accepted within 45 days of purchase and are issued a cash refund.

Software products are sold separately, without future performance such as upgrades or maintenance, and are sold with post contract customer support (PCS) services, customer service and technical support assistance. In connection with the sale of certain products, we provide a limited amount of free technical support assistance to our customers. We do not defer the recognition of revenue associated with sales of these products, since the cost of providing this free technical support is insignificant. We accrue the estimated associated costs of providing this free support upon product shipment. We also offer several plans under which customers are charged for technical support assistance. For plans where we collect fees in advance, we recognize revenue over the period of service, which is generally one year.

Shipping and handling costs in connection with our software products are expensed as incurred and included in cost of goods sold.

Gross revenues increased approximately $269,000 for the three months ended September 30 from approximately $856,000 for 2003 to approximately $1,125,000 for 2004 and increased approximately $1,026,000 for the nine months ended September 30 from approximately $2,872,000 for 2003 to approximately $3,898,000 for 2004. Such increase is due to the Company's release of an enhanced version of our flagship product, QuickVerse®, in late fourth quarter of 2003 and the release of an enhanced version of our top financial and data management product, Membership Plus®, during the first quarter of 2004. The Company also released an enhanced version of our QuickVerse® PDA in late third quarter of 2004. Although there were new product releases during the first three quarters of 2003, the retail value of the products were significantly lower than the QuickVerse® and Membership Plus(R)titles and ranged from $19.95 to $39.95.

Sales returns and allowances only increased approximately $2,000 for the three months ended September 30 from approximately $95,000 for 2003 to approximately $97,000 for 2004 and increased approximately $92,000 for the nine months ended September 30 from approximately $276,000 for 2003 to approximately $368,000 for 2004 and decreased as a percentage of gross sales from approximately 11.0% and 9.6% for the three and nine months ended September 30, 2003 to approximately 8.6% and 9.4% for the three and nine months ended September 30, 2004, respectively. The decrease for sales returns and allowances as a percentage for the three months ended September 30 is a direct result of selling some product to be liquidated after the new version of product line is released, and the liquidated product is not subject to return. The slight decrease for the nine months ended September 30 is attributable to maintaining our current product lines on the retail shelves and not issuing price protections in anticipation for the next product version release and continues with the downward trend for the year.

          Cost of Sales

Cost of sales consists primarily of royalties to third party providers of intellectual property, the direct costs and manufacturing overhead required to reproduce, package and ship the software products, and the amortized software development costs. The direct costs and manufacturing overhead decreased from approximately 21% of gross revenues for the three months ended September 30, 2003 to approximately 19% of gross revenues for the three months ended September 30, 2004 and increased from approximately 18% of gross revenues for the nine months ended September 30, 2003 to approximately 19% of gross revenues for the nine months ended September 30, 2004. The decrease for the three months reflects our ability to purchase more materials in larger volumes at a reduced price per unit as well as our ability to outsource to several new vendors with competitive prices. The overall increase for the nine months reflects a steady 19% of gross revenues for the year 2004 and results from the increase in the amortization of software development costs while the direct costs continue to decrease. The amortization recognized during the three and nine months ended September 30, 2003 resulted from several new software releases in 2003 and the continued amortization of those products released in 2002. Furthermore, the amortization increase for the three and nine months ended September 30, 2004 corresponds with the December 2003 release of QuickVerse® 8.0 and the January 2004 release of Membership Plus® 8.0. The direct costs and manufacturing overhead percentage is expected to continue at the 2004 levels as working capital remains more consistent and as more development projects are implemented.

Royalties to third party providers of intellectual property increased approximately $111,000 and $74,000 for the three and nine months ended September 30 from approximately $47,000 and $199,000 for 2003 to approximately $158,000 and $273,000 for 2004, respectively. The royalty rate as a percentage of gross revenues increased from approximately 6% of gross revenues for the three months ended September 30, 2003 to approximately 14% for the three months ended September 30, 2004, whereas the royalty rate as a percentage of gross revenues for the nine months ended September 30, 2003 and 2004 remained at 7% of gross revenues. The increase of royalties for the three months reflects a steady increase of retail sales for the year of 2004. During the same time period in 2003, our sales were primarily focused on upgrade sales and pre-booking orders for the QuickVerse® 8.0 release in late December 2003. Furthermore, during the third quarter of 2004 we sold some product to a liquidator at a reduced price, which increased the effective royalty rate.

Software development costs are expensed as incurred until technological feasibility has been established, at which time development costs are capitalized until the software title is available for general release to customers. Capitalized costs are amortized on a product-by-product basis using the greater of straight-line amortization over the estimated life of the product or on the ratio of current revenues from the product to the total projected revenue over the life of the product. Generally, we consider technological feasibility to have been established with the release of a beta version for testing. Software development costs are summarized in the table below. The increase in capitalization from 2003 to 2004 reflects that QuickVerse® 8.0, and other projects, were nearing the end of their development during 2003 while several new projects including an upgraded version of QuickVerse, Membership Plus, and QuickVerse PDA were being developed during 2004. The increase in amortization from 2003 to 2004 reflects the release of QuickVerse® 8.0 and Membership Plus® 8.0 during the 4th quarter of 2003 and the 1st quarter of 2004.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2004	2003	2004
Beginning balance	$385,746	$504,497	$280,502	$584,706
Capitalized	152,998	237,148	366,101	415,196
Amortized (cost of sales)	64,358	139,369	172,217	397,626

Ending balance	$474,386	$602,276	$474,386	$602,276

Research and development expense
(General and administrative)	$18,500	$532	$116,294	$44,228

          Sales, General and Administrative

Sales expenses increased approximately $104,000 and $279,000 for the three and nine months ended September 30 from approximately $190,000 and $512,000 for 2003 to approximately $294,000 and $791,000 for 2004. Included in sales expenses, commissions to a third-party telemarketing firm increased approximately $219,000 during the nine months ended September 30 as our sales focus to the direct consumer increased along with the number of new and enhanced product releases during late 2003 and early 2004; Fulfillment costs from a third-party warehouse increased approximately $24,000 during the nine months ended September 30 as we had an increased amount of retail sales during the first quarter of 2004 due to the enhanced releases of QuickVerse® and Membership Plus®; Advertising costs also increased approximately $32,000 during the nine months ended September 30 with the new and enhanced product releases earlier in the year and more focus on internet advertisements to target the direct consumer; Marketing and Customer Service costs increased approximately $4,000 as we continue to expand our sales efforts and focus more towards the consumer instead of the retail store.

Research and development costs include salaries and benefits of personnel and third parties conducting research and development of software products. Software development costs expensed as research and development are listed in the table above. The decrease in 2004 reflects the earlier stages of new development projects as well as the shortened time period for the new development projects for the year of 2004. Research and development expenses are expected to increase in future periods as we continue to add new products and versions to our product mix.

Personnel costs increased approximately $252,000 from approximately $917,000 for the nine months ended September 30, 2003 to approximately $1,169,000 for the nine months ended September 30, 2004. This increase is primarily from the addition of staff members and the associated health care costs. The Company also recognized approximately $14,000 of expense related to 635,000 restricted common shares issued to employees and approximately $36,000 in expense for upper management year-end bonus accrual. Furthermore, the capitalization of direct and indirect labor and related overhead charges as software development costs (see ‘Cost of Sales’ above) decreased by approximately $73,000 from approximately $150,000 for the nine months ended September 30, 2003 to approximately $77,000 for the nine months ended September 30, 2004. This decrease is due to the shortened development time period for the new development projects that began during the year 2004. It is anticipated that personnel costs will increase in future periods as operating capital is available to fund full staffing of our product development team and expansion of the technical support and direct marketing staff. In addition, interest and penalty fees related to back payroll taxes increased approximately $95,000 for the nine months ended September 30, 2004.

Direct legal costs increased approximately $42,000 for the nine months ended September 30, 2004 as the disputes with TLC and Zondervan were finalized in March 2004. However, approximately $44,000 of legal costs were related to the stock offering costs incurred during the three months ended September 30, 2004. Rent expense increased approximately $13,000 as we opened a new product development facility located in Naperville, IL. Travel costs increased approximately $14,000 as we increased our sales staff and our sales efforts to our retail customers as new product lines and enhancements were introduced during late 2003 and early 2004. Telecommunication costs increased approximately $52,000 from an increase in technical support and customer service calls due to the two new major product releases in late December 2003 and early 2004. Corporate service fees increased approximately $61,000 for the nine months ended September 30, 2004. These fees are related to the recent hire of an outside consultant, the expense for an issuance of a warrant to purchase 600,000 common shares allocated over the term of the consulting contract, and the expense for a previous issuance of a warrant to purchase 250,000 common shares. Bad debt expense increased approximately $6,000 during 2004 due to the increased amount of outstanding accounts receivable.

          Obsolete Inventory

The Company wrote-off distinctly different categories of obsolete inventory with a carried cost totaling approximately $61,000 during the nine months ended September 30, 2003 and approximately $32,000 for the nine months ended September 30, 2004. The 2004 inventory write-off was a direct result of settlement negotiations with Zondervan. These have been recognized as an expense.

          Rebate Reserve Adjustment

The Company adjusted the reserve for rebates to more properly reflect open rebate programs and the estimated balance of each that management expects to pay. The remaining reserve balance was estimated based on historical response rates.

          Amortization

Amortization of the software license decreased approximately $14,000 and $42,000 for the three and nine months ended September 30, 2004. Upon final settlement with The Learning Company in October of 2003, the term of the software license agreement was extended indefinitely and provided the Company with the exclusive worldwide right to market, sell, and continue to develop those titles it covers. This effectively changed the substance from an amortizable intangible asset with a finite useful life to an unamortizable intangible asset with an indefinite useful life. Amortization expense, determined using the straight-line method, was calculated through the settlement date of October 20, 2003. Amortization expense for 2004 reflects the launch of our new website during the second quarter.

          Income Tax Benefits

Our effective tax rate differs from the statutory federal rate due to differences between income and expense recognition prescribed by the Internal Revenue Code and Generally Accepted Accounting Principles. We utilize different methods and useful lives for depreciating property and equipment. Changes in estimates (reserves) are recognized as an expense for financial reporting but are not deductible for income tax purposes. Software development costs are capitalized and amortized for financial reporting purposes and deducted as research and development costs for income tax purposes.

We have recognized a net deferred tax asset whose realization depends on generating future taxable income. Because of this uncertainty, we have recorded a valuation allowance to offset the net deferred tax asset. Generally accepted accounting principles require that our valuation allowance completely offset our deferred tax assets because of the “Going Concern” opinion given by our auditors on our 2003 audited financial statements. If the “Going Concern” were removed, we would evaluate the amount of deferred tax asset that would be realized and adjust the valuation allowance accordingly. This potential adjustment may result in a net increase to our deferred tax assets and recognition of additional deferred income tax benefits. The resulting deferred tax liability reflects income taxes payable in future periods on the net deductible differences related to the software license agreement. We currently have net operating loss carryforwards, for income tax purposes, of approximately $8,400,000. The carryforwards are the result of income tax losses generated in 2000 ($2,973,000 expiring in 2020), 2001 ($5,191,000 expiring in 2021) and 2002 ($236,000 expiring in 2022). During fiscal year 2004, we will need to achieve a minimum annual taxable income, before deduction of operating loss carryforwards, of approximately $442,000 to fully utilize the current loss carryforwards. We believe this is achievable through continued careful expense management and introduction of new products and enhanced versions of our existing products.

Management expects the deductible temporary differences (reserves) to reverse sometime beyond the next fiscal year.

          Extraordinary Item

During the quarter ended September 30, 2004, the Company recognized approximately a $1,000,000 gain from extinguishment of debt which is classified as an extraordinary item. The extinguishment of debt is a direct result from settling with various vendors and content providers for lump-sum payments ranging from approximately 17% to approximately 60% of balances owed. Income taxes allocated and subtracted from the total gain were approximately $237,000, or approximately 24%.

          Liquidity and Capital Resources

As of September 30, 2004, Findex had approximately $1,189,000 in current assets, $1,333,000 in current liabilities and a retained deficit of approximately $7,188,000. This continues to create an uncertainty about our ability to continue as a going concern. We had a net loss before income taxes of approximately $366,000 and $66,000 for the three and nine months ended September 30, 2004.

Net cash provided by operating activities was approximately $467,000 and used by operating activities was approximately $795,000 for the nine months ended September 30, 2003 and 2004, respectively. Cash provided by operating activities is not currently adequate to meet our current software development and debt service needs.

Net cash used in investing activities was approximately $405,000 and $472,000 for the nine months ended September 30, 2003 and 2004, respectively. The increase in cash used for investing activities results from capitalizing costs associated with software development, upgrading our website to expand our e-commerce capability, and equipment acquisitions. Software development activities and equipment acquisitions will continue on an ongoing basis while costs associated with upgrading our website ceased during May 2004 with the launching of our new site.

Net cash used by financing activities was approximately $13,000 and provided by financing activities was approximately $1,715,000 for the nine months ended September 30, 2003 and 2004, respectively. Cash used by financing activities reflects final settlement on our accounts receivable line of credit, payments made on debt obligations, and stock offering costs associated with the Barron Partners, LP equity financing. Cash provided by financing activities reflects proceeds from issuance of stock for Barron Partners, LP and convertible debentures.

On March 19, 2001, we entered into an Accounts Receivable Financing Agreement with Alliance Financial Capital, Inc. (“AFC”). Pursuant to this agreement, AFC agrees to purchase selected accounts receivable on a discounted basis, including, without limitation, full power to collect, compromise, sue for, assign, or in any manner enforce collection thereof. The agreement provides for advances of 60% toward the purchase of the invoices with a credit line of $250,000. The terms call for 40% to be held in a reserve account from the collection of each invoice. Invoices not paid by the customer within 90 days of shipment are required to be repurchased by us out of the reserve account. The agreement carries a 12-month term with a minimum monthly fee equal to one half of one percent (.5%). The term renews automatically in 12-month increments unless a written request for termination is received by AFC at least 30 days before the renewal date. During the nine months ended September 30, 2004, we transferred accounts receivable totaling $300,965 to a lender for cash advances of $179,151. As accounts are paid, the collected funds (less the amount advanced and appropriate fees) are disbursed to the Company. The transfer agreement includes a repurchase requirement and, accordingly, the proceeds were accounted for as a secured borrowing. At September 30, 2004, the balance of receivables transferred and included in trade receivables was $0. The remaining secured borrowing balance included in accrued expenses was $0. On July 20, 2004, we terminated the Accounts Receivable Financing Agreement with AFC.

On July 19, 2004, we completed an equity financing in the amount of $1,750,000 through a private placement with Barron Partners, LP (“Barron”). Under the terms of the agreement, Barron purchased 21,875,000 restricted common shares at a price of $.08 per share. In addition, according to the terms of the agreement, Barron is entitled to receive two warrants to purchase common stock. The first warrant would entitle Barron to purchase up to 10,937,500 common shares at an initial price of $.18 per share and the second warrant would entitle Barron to purchase up to 10,937,500 additional common shares at an initial price of $.60 per share. The original terms of the agreement called for the exercise price associated with each of the warrants to be subject to downward adjustment based on the occurrence or non-occurrence of certain events. An amendment to the Barron Partners, LP Stock Purchase Agreement was entered into on September 30, 2004 which removed these provisions.

Although there can be no assurance, we believe that through this combination of capital and revenues generated from direct-to-consumer sales, we will have sufficient sources of capital to meet our operating needs. However, any substantial delays in receipt of or failure to obtain such capital and delays in product releases will prevent us from operating as a going concern, given our limited revenues and capital reserves.

The Company was in arrears with the Internal Revenue Service for back payroll taxes and had been paying the payroll taxes in monthly installments previously approved by the Internal Revenue Service. Subsequent to the financing received in July of 2004, the Company paid all back payroll taxes that were due to the Internal Revenue Service.

In July 2004, the Company made the final payment to The Zondervan Corporation for $100,000 plus 5% simple interest. This payment completes all of the Company’s obligations that were previously outlined in the settlement with The Zondervan Corporation and The Learning Company dated October 2003. In addition, according to the settlement agreement, the term of the software license agreement with Parsons Technology, Inc., a subsidiary of The Learning Company, has been extended indefinitely, and provides the Company with the exclusive worldwide right to market, sell, and continue to develop those titles it covers.

     FISCAL YEAR ENDED DECEMBER 31, 2003 COMPARED WITH FISCAL YEAR ENDED DECEMBER 31, 2002

The following discussion relates to the fiscal year ended December 31, 2003 as compared with the fiscal year ended December 31, 2002 and should be read together with our consolidated financial statements for the period ended December 31, 2003 and the notes to those consolidated financial statements.

          Results of Operations

Our software products are highly seasonal. More than 50% of our annual sales are expected to occur in the five months of September through January; the five months of April through August are generally our weakest, generating only about 33% of our annual sales.

During the year of 2003, the Company had several non-recurring items totaling approximately $1,390,000 take place. In the second quarter of 2003, the Company had a one-time, non-recurring reversal of accrued royalties of approximately $584,000. We also had a write down of obsolete inventory approximating $32,000 during the first quarter and approximating $29,000 during the third quarter of 2003. Finally, during the fourth quarter of 2003, we wrote off a note payable approximating $650,000 and the interest associated with the note approximating $217,000. These non-recurring items totaling approximately $1,390,000 had no effect on the cash flow statement. Our net income increased approximately $1,625,000 from a net income of approximately $217,000 for the twelve months ended December 31, 2002 to a net income of approximately $1,842,000 for the twelve months ended December 31, 2003. By excluding our interest, taxes, depreciation, and amortization from net income, our EBITDA increased approximately $1,724,000 from EBITDA earnings of approximately $615,000 for the twelve months ended December 31, 2002 to EBITDA earnings of approximately $2,339,000 for the twelve months ended December 31, 2003. These net income and EBITDA results include the non-recurring items noted above. Net of the non-recurring items, our net income increased approximately $235,000 from a net income of approximately $217,000 for the twelve months ended December 31, 2002 to a net income of approximately $452,000 for the twelve months ended December 31, 2003, and our EBITDA increased approximately $334,000 from an EBITDA earnings of approximately $615,000 for the twelve months ended December 31, 2002 to EBITDA earnings of approximately $949,000 for the twelve months ended December 31, 2003.

Non-cash expenses relating to common shares issued for services decreased by approximately $116,000. For the year ended December 31, 2003, we recognized expenses of approximately $10,000 relating to 250,000 common shares issued to an employee as a signing bonus, $27,000 relating to 600,000 common shares issued to the outside board of directors as compensation for their services, $6,750 relating to 150,000 common shares issued to individuals for program development services, and $9,000 relating to 200,000 common shares issued to an individual for corporate writing services. For the year ended December 31, 2002, we recognized expenses of approximately $169,000 relating to common shares issued for services. Overall, interest expense for the year ended December 31, 2003 decreased significantly compared to the year ended December 31, 2002. This is due to the Company reducing its payroll liability by continuously meeting its scheduled payments. Furthermore, the note liabilities interest was reduced due to the write off of the note payable. Amortization expense for the year ended December 31, 2003 also decreased significantly compared to the year ended December 31, 2002. This is a result of a tentative settlement agreement with TLC, which extended the life of the license from 10 years to 50 years, and from the final settlement with TLC, which then extended the life of the license indefinitely.

          Revenues

We recognize software revenue net of estimated returns and allowances for returns, price discounts and rebates, upon shipment of product, which is when title passes, provided that collection of the resulting receivable is probable and we have no significant obligations. Revenue from inventory out on consignment is recognized when the consignee sells the product. Revenue associated with advance payments from customers is deferred until products are shipped. Revenue for software distributed electronically via the Internet is recognized upon delivery.

Product return reserves are based upon a percentage of total retail and direct sales for the period and may increase or decrease as actual returns are processed. Product returns or price protection concessions that exceed our reserves could materially adversely affect our business and operating results and could increase the magnitude of quarterly fluctuations in our operating and financial results. See “Risk Factors — Product returns that exceed our anticipated reserves could result in worse than expected operating results.” Product returns from distributors and Christian bookstores are allowed primarily in exchange for new products or for credit towards purchases as part of a stock-balancing program. These returns are subject to certain limitations that may exist in the contract that we have with them. Under certain circumstances, such as termination or when a product is defective, distributors and bookstores could receive a cash refund if returns exceed amounts owed. Returns from sales made directly to the consumer are accepted within 45 days of purchase and are issued a cash refund.

Software products are sold separately, without future performance such as upgrades or maintenance, and are sold with post contract customer support (PCS) services, customer service and technical support assistance. In connection with the sale of certain products, we provide a limited amount of free technical support assistance to our customers. We do not defer the recognition of revenue associated with sales of these products, since the cost of providing this free technical support is insignificant. We accrue the estimated associated costs of providing this free support upon product shipment. We also offer several plans under which customers are charged for technical support assistance. For plans where we collect fees in advance, we recognize revenue over the period of service, which is generally one year.

Shipping and handling costs in connection with our software products are expensed as incurred and included in cost of goods sold.

Gross revenues increased approximately $476,000 from approximately $4,312,000 for the year ended December 31, 2002 to approximately $4,788,000 for the year ended December 31, 2003. Such increase is due to the Company’s release of an enhanced version of our flagship product, QuickVerse®, during the fourth quarter of 2003. The Company had initiated a marketing plan during the second quarter of 2003 that allowed customers to pre-order their QuickVerse® 8.0 by placing a deposit with the Company. All deposits were recognized as revenue when the product shipped in late December 2003 and is included in the numbers stated above. In addition to the QuickVerse® release, there were several other new product releases in the year of 2003. However, the retail value of the products ranged from $19.95 to $39.95 compared to $99.95 to $299.95 for the QuickVerse® and Membership Plus®titles. In May 2002, we released Membership Plus® version 7.0, in October 2002, we released Fund Accounting Plus®, and in December 2002, we released QuickVerse®PDA for Palm® OS hand-held devices. During the years of 2002 and 2003, our sales efforts were focused on targeting the end user through telemarketing and Internet sales. These efforts resulted in more consistent sales during the two years. Sales into the retail market (both CBA and secular) continue to increase; however, they are not back to the levels of pre-recession periods of 1999 and 2000.

Sales returns and allowances increased approximately $15,000 from approximately $376,000 for the year ended December 31, 2002 to approximately $391,000 for the year ended December 31, 2003 and slightly decreased as a percentage of gross sales from approximately 9% for the year ended December 31, 2002 to approximately 8% for the year ended December 31, 2003. The decrease in sales returns and allowances as a percentage is attributable to our focused sales efforts to the end user and our decreased presence in the retail market. Incidents of return are lower for sales direct to the end user than sales into the retail stores.

          Cost of Sales

Cost of sales consists primarily of royalties to third party providers of intellectual property and the direct costs and manufacturing overhead required to reproduce, package and ship the software products, and the amortized software development costs. The direct costs and manufacturing overhead increased from 11.1% of gross revenues in 2002 to 15.1% of gross revenues in 2003. The increase resulted directly from amortization of software development costs. We only had three new software releases during the year ended December 31, 2002 of which one release was in late December 2002, resulting in very little amortization for 2002. The amortization recognized during the twelve months ended December 31, 2003 resulted from several new software releases in 2003 and the continued amortization of those products released in 2002. Furthermore, the amortization increase corresponds with the December release of QuickVerse® 8.0. The direct costs and manufacturing overhead percentage is expected to continue at the 2003 levels as working capital remains more consistent and as more development projects are implemented. Royalties to third party providers of intellectual property also increased from 3.7% of gross revenues in 2002 to 5.5% of gross revenues in 2003. The increase of royalties reflects the release of the QuickVerse® PDA editions in late December 2002 and June 2003, and the shipment of 25,000 units of QuickVerse® 7 Essentials into secular retail in the first and second quarters of 2003. Overall, our royalties have decreased compared to prior years due to the focus on selling product upgrades and non-royalty titles. Upgrade sales, e.g. from QuickVerse® version 7 to QuickVerse® version 8, are subject to royalties only on the content additions of the upgraded version. The royalty rate as a percentage of gross sales is expected to increase in the future as the new QuickVerse® 8.0 is released into the retail market. Upgrade sales will continue to be subject to royalties only on content additions and sales to new users are expected to increase significantly.

Software development costs, consisting primarily of direct and indirect labor and related overhead charges, capitalized during the twelve months ended December 31, 2002 and 2003 were approximately $397,000 and approximately $659,000, respectively. Accumulated amortization of these development costs included in cost of sales totaled approximately $117,000 and approximately $355,000 for the twelve months ended December 31, 2002 and 2003, respectively. The increase in both the capitalization and amortization is a direct result of the increase in the number of development projects.

	Twelve Months Ended December 31,
	2002	2003
Beginning balance	$--	$280,502
Capitalized	397,185	659,487
Amortized (cost of sales)	116,683	355,283

Ending balance	$280,502	$584,706

Research and development expense (General and administrative)	$51,668	$128,159

          Sales, General and Administrative

Operating expenses for 2003 include approximately $53,000 in non-cash expenses related to common stock issued for services compared with approximately $169,000 for 2002. Although gross revenues increased approximately $476,000 from 2002 to 2003, sales expenses increased only approximately $2,000 from approximately $811,000 for 2002 to approximately $813,000 for 2003. Included in Sales expenses, Commissions to a third-party telemarketing firm increased approximately $106,000 as our sales focus to the direct consumer increased along with the number of new and enhanced product releases during 2003 compared with that of 2002; Fulfillment costs from a third-party warehouse increased approximately $23,000 as we moved our retail fulfillment to a new outside entity with a more advanced real time inventory system; Advertising and Rebates decreased approximately $79,000 and Marketing and Customer Service costs decreased approximately $48,000 as our sales efforts continue to be more focused towards the consumer instead of the retail store.

Research and development costs include salaries and benefits of personnel and third parties conducting research and development of software products. Software development costs expensed as research and development (see table above) amounted to approximately $128,000 for the twelve months ended December 31, 2003 compared to approximately $52,000 incurred for the twelve months ended December 31, 2002. The increase in 2003 reflects development of Ministry Notebook® 2.0, QuickVerse® PDA for both Pocket PC® and Palm® operating systems, and QuickVerse® 8.0. Research and development expenses are expected to increase in future periods as we add new products and Versions to our product mix.

Personnel costs decreased approximately $67,000 from approximately $1,163,000 for the twelve months ended December 31, 2002 to approximately $1,096,000 for the twelve months ended December 31, 2003. This decrease is primarily from the capitalization of direct and indirect labor and related overhead charges as software development costs (see ‘Cost of Sales’ above), and from the decrease in employee benefits costs. It is anticipated that personnel costs will increase in future periods as operating capital is available to fund full staffing of our product development team and expansion of the technical support and direct marketing staff.

Legal costs increased approximately $10,000 from an increase in consultation provided regarding our disputes with TLC and Zondervan. It is anticipated that legal costs will continue to increase at least through the first quarter of 2004 given that the disputes with TLC and Zondervan were finalized in March 2004. Rent expense decreased approximately $58,000 from the consolidation of our corporate office and our direct fulfillment into a single facility. The decrease is also attributed to the capitalization of related overhead charges as software development costs (see ‘Cost of Sales’ above). Travel costs increased approximately $15,000 as we increased our sales staff and our sales efforts to our retail customers as new product lines and enhancements were introduced during 2003. Bad debt expense increased approximately $20,000 during 2003 due to the increased amount of outstanding accounts receivable.

We did not pursue any acquisitions during 2002 or 2003 and, thus, did not incur any acquisition costs. We do not expect to pursue acquisitions during 2004 but do expect future acquisition costs as we pursue our business plan for growth by acquiring companies that are synergistic with our current product line and customer base.

          Nonrecurring Items

The Company wrote-off obsolete inventory with a carried cost totaling approximately $32,000 during the quarter ended March 31, 2003 and approximately $29,000 during the quarter ended September 30, 2003. These have been recognized as an operating expense.

During the quarter ended June 30, 2003, the Company recorded an adjustment to the balance of accrued royalties as of December 31, 2002 in the amount of approximately $584,000. This adjustment resulted from an internal audit of the royalty calculations as affected by the June 30, 2001 bad debt provision totaling $2,391,000 related to net balances owed the Company by TLC. The royalty liabilities had been accrued based on Findex sales to TLC as originally reported. This has been recognized as an expense recovery and included in operating expenses.

During the year ended December 31, 2003, the Company reclassified as other income – nonrecurring items proceeds totaling $650,000, and the corresponding accrued interest payable totaling $216,516, that were previously recorded as an unsecured note payable. The determination to reclassify the obligation was made on the basis of the combined facts that (i) the obligation exists, if at all, solely pursuant to an oral loan agreement made over three years ago in the State of North Carolina with a representative of the party to whom the obligation was believed to have been owed, (ii) no party has ever made any demand for repayment thereof despite the fact that no payments have ever been made on the obligation, (iii) the party believed to be owed the obligation, upon inquiry, claims no record of any such obligation, and (iv) the State of North Carolina Statute of Limitations applicable to oral agreements, believed to govern the continued enforceability of the obligation, has expired.

           Amortization

Amortization of the software license decreased approximately $124,000 from approximately $169,000 for the twelve months ended December 31, 2002 to approximately $45,000 for the twelve months ended December 31, 2003. During the second quarter of 2002, the Company offset the remaining unpaid installment ($1,051,785) against the carrying value of the software license in accordance with the terms of a tentative settlement agreement with The Learning Company. In addition, the agreement called for the extension of the estimated life of the license from 10 years to 50 years. Upon final settlement, the ownership of the Licensed Media, Programs, or Trademarks transferred from TLC to Findex. This effectively changed the substance from an amortizable intangible asset with a finite useful life to an unamortizable intangible asset with an indefinite useful life. Amortization expense, determined using the straight-line method, was calculated through the settlement date of October 20, 2003.

          Income Tax Benefits

Our effective tax rate differs from the statutory federal rate due to differences between income and expense recognition prescribed by the Internal Revenue Code and Generally Accepted Accounting Principles. We utilize different methods and useful lives for depreciating property and equipment. Amortization of the software license agreement is on a straight-line basis over the estimated life for financial reporting while deductible when paid for income tax purposes. Changes in estimates (reserves) are recognized as expense for financial reporting but are not deductible for income tax purposes.

We have recognized a net deferred tax asset whose realization depends on generating future taxable income. Because of this uncertainty, we have recorded a valuation allowance to offset the net deferred tax asset. The resulting deferred tax liability reflects income taxes payable in future periods on the net deductible differences related to the software license agreement. We currently have net operating loss carryforwards, for income tax purposes, of approximately $8,437,000. The carryforwards are the result of income tax losses generated in 2000 ($3,269,000 expiring in 2020) and 2001 ($5,168,000 expiring in 2021). We will need to achieve a minimum annual taxable income, before deduction of operating loss carryforwards, of approximately $469,000 to fully utilize the current loss carryforwards. We believe this is achievable through careful expense management and continued introduction of new products and enhanced versions of our existing products.

Although there can be no assurance, management expects the deductible temporary differences (reserves) to reverse sometime beyond the next fiscal year.

          Liquidity and Capital Resources

To date, Findex has funded its purchase of the Parsons Church Division primarily through operations. Since inception, we have raised approximately $2,250,000 in net proceeds from equity financings to fund the acquisition and working capital needs. We have focused on fulfilling the software license obligation and have been unable to meet our royalty and trade debt obligations. In addition, the dispute with TLC over specific performance provisions of and payments due on the TLC Distribution Agreement has also lead to the shortage of working capital.

As of December 31, 2003, Findex had $802,345 in current assets, $3,747,126 in current liabilities and a retained deficit of $7,944,278. These factors continue to create an uncertainty about our ability to continue as a going concern. We had net income before income taxes of $1,807,932 for the year ended December 31, 2003. Operating expenses for 2003 included approximately $53,000 in non-cash expenses for stock issued for services. [See “Results Of Operations” above].

Net cash provided by operating activities was approximately $581,000 and approximately $882,000 for the twelve months ended December 31, 2002 and 2003, respectively. The increase in cash provided was primarily due to an increase in sales direct to the consumer. The amount of interest paid decreased due to the Company reducing its payroll liability by continuously meeting its scheduled payments. The 2003 interest received and income taxes refunded result from a 1999 refund claim with the State of Nebraska.

Net cash used in investing activities was approximately $454,000 and $714,000 for the years ended December 31, 2002 and 2003, respectively. The increase in cash used for investing activities results form capitalizing costs associated with software development and upgrading our website to expand our e-commerce capability.

Net cash used by financing activities was approximately $95,000 and approximately $65,000 for the years ended December 31, 2002 and 2003, respectively. Cash used by financing activities reflects proceeds from our accounts receivable line of credit, payments made on debt obligations, and the 2002 payment made to Ronald Ardt for reimbursement of the original 2000 investment of Thomas Ardt and Betty Wolfe.

On March 19, 2001, we entered into an Accounts Receivable Financing Agreement with Alliance Financial Capital, Inc. (“AFC”). Pursuant to this agreement, AFC agrees to purchase selected accounts receivable on a discounted basis, including, without limitation, full power to collect, compromise, sue for, assign, or in any manner enforce collection thereof. The agreement provides for advances of 60% toward the purchase of the invoices with a credit line of $250,000. The terms call for 40% to be held in a reserve account from the collection of each invoice. Invoices not paid by the customer within 90 days of shipment are required to be repurchased by us out of the reserve account. The agreement carries a 12-month term with a minimum monthly fee equal to one half of one percent (.5%). The term renews automatically in 12-month increments unless a written request for termination is received by AFC at least 30 days before the renewal date. During the year ended December 31, 2003, we transferred accounts receivable totaling $320,533 to a lender for cash advances of $192,320. As accounts are paid, the collected funds (less the amount advanced and appropriate fees) are disbursed to the Company. The transfer agreement includes a repurchase requirement and, accordingly, the proceeds were accounted for as a secured borrowing. At December 31, 2003, the balance of receivables transferred and included in trade receivables was $34,893. The remaining secured borrowing balance of $20,936 is included in accrued expenses.

We do not currently have adequate funds available to fund our operations over the next twelve months. In order to maintain the current level of operations, we will need to secure additional funding sources to meet its operating expenses. Such funding sources may include, but are not limited to, funding pursuant to private placements of common or convertible equities, placement of debt with banks, private or public investors, or other lending institutions.

Although there can be no assurance, we believe that through a combination of outside sources of capital and revenues generated from direct-to-consumer sales, we will have sufficient sources of capital to meet our operating needs. However, any substantial delays in receipt of or failure to obtain such capital and delays in product releases will prevent us from operating as a going concern, given our limited revenues and capital reserves.

     CRITICAL ACCOUNTING POLICIES

Our critical accounting policies, including the assumptions and judgments underlying them, are disclosed in the Notes to the Financial Statements. We have consistently applied these policies in all material respects. These policies primarily address matters of expense recognition and revenue recognition. Management does not believe that our operations to date have involved uncertainty of accounting treatment, subjective judgment, or estimates, to any significant degree.

BUSINESS

     OVERVIEW

Findex.com, Inc. (“Findex” or the “Company”, and collectively referred to as “we”, “us” or “our”, in each case as required by the context) is a developer, publisher, and distributor/seller of off-the-shelf consumer and organizational software products. The common thread among the Company’s products is a customer constituency that shares a devotion to or interest in Christianity and faith-based “inspirational” values. We are focused on becoming the premier provider of Bible study and related faith-based software products and content to the domestic and international markets through ongoing internal development of new products, expansion and upgrade of existing products, and strategic product line and/or corporate acquisitions and licensing.

      CORPORATE LEGACY

We were incorporated under the laws of the State of Delaware on December 26, 1995 as FinSource, Ltd. In April 1999, we merged with FINdex Acquisition Corporation, a Delaware corporation, in a stock-for-stock transaction. Then on April 30, 1999, we were acquired by EJH Entertainment, Inc., a Nevada corporation, in a stock-for-stock transaction and, in connection therewith, we changed our name to FindEx.com, Inc. Pursuant to a Share Exchange Agreement dated March 7, 2000, we acquired all of the issued and outstanding capital stock of Reagan Holdings, Inc., a public company (“Reagan”) from the stockholders of Reagan (the “Share Exchange”). As a result of the Share Exchange, we owned 100% of the outstanding capital stock of Reagan, Reagan became our wholly-owned subsidiary, and we became the successor issuer to Reagan for reporting purposes pursuant to Rule 12g-3 of the Securities Exchange Act of 1934.

      OUR PRODUCTS

We are focused on becoming the premier provider of Bible study and related faith-based software products and content to the domestic and international markets through ongoing internal development of new products, expansion and upgrade of existing products, and strategic product line and/or corporate acquisitions and licensing. Our religious software titles are currently divided among the following six categories:

•	Bible Study
•	Financial/Office Management Products for Churches and other Faith-Based Ministries
•	Print & Graphic Products
•	Pastoral Products
•	Children’s Products
•	Language Tutorial Products.

In 1999, we obtained an exclusive licensing agreement with Parsons Technology, Inc., a subsidiary of The Learning Company (“TLC”), formerly the Mattel Corporation, for their Parsons Church Division, a collection of top-selling Christian-related titles, a copy of which agreement is incorporated by reference into this prospectus as Exhibit 10.3 (the “Parsons License Agreement”). The Parsons License Agreement originally had a term of ten years. As a result of a settlement agreement reached on October 20, 2003 (see Note 15 – Notes to Consolidated Financial Statements), the term of that license has now been extended indefinitely, and provides us with the exclusive worldwide right to market, sell, and continue to develop those titles it covers. For the fiscal year ended December 31, 2003, over 90% of our revenues were derived from sales of product the rights to which we maintain pursuant to the Parsons License Agreement.

           Bible Study

For the fiscal year ended December 31, 2003, approximately 62% of our revenues were derived from sales of our flagship QuickVerse® software, the industry-leading Bible-study software now in its 15 th year and 8th version, which is available in an array of content package variations ranging in retail price from $9.95 to $299.95. QuickVerse® has sold over a million copies since its introduction and is currently a market leader in its category.

QuickVerse® simplifies biblical research, allowing users to view multiple reference materials, including Bibles, dictionaries, commentaries and encyclopedias, side-by-side on the computer screen. A built-in QuickSearch feature enables the user to highlight a word or Bible verse and find all of its occurrences in a particular text. Advanced search options also enable users to search by word, phrase or verse across multiple books. QuickVerse® Version 8, our latest Version, is currently available in three CD-ROM editions: the QuickVerse® Standard Edition (which includes 9 Bibles and 47 reference titles), the QuickVerse® Expanded Edition (which includes 10 Bibles and 84 reference titles), and the QuickVerse® Deluxe Edition (which includes 16 Bibles and 144 reference titles). Each QuickVerse® purchase includes access to additional books and content, which can be unlocked and made accessible for an additional fee.

In December 2002, we released QuickVerse® PDA, for Palm® operating systems, a new addition to the QuickVerse® Bible software family and released an enhanced version in June 2003 making the QuickVerse® PDA compatible on both Pocket PC®and Palm® operating systems. This program provides the same simplified access and many of the personal Bible study features found in the desktop QuickVerse® Versions. QuickVerse® PDA is currently available in four editions as a download and in CD-ROM: the Standard Edition (which includes 2 Bibles and 4 reference titles), the Deluxe Edition (which includes 4 Bibles and 4 reference titles), the Life Application Study Bible (which includes 1 Bible and 9 reference titles) and a secular version (which includes 2 Bibles and 4 reference titles). Each edition contains 10 scripture reading plans and provides the user with the ability to create their own.

QuickVerse® customers include (i) individuals devoted to or otherwise interested in studying Christianity, of which, according to a Gallup Poll Survey released in March, 2004, about 82% of American adults can be classified as Christian, and (ii) religious and other spiritual organizations including schools, churches and other faith-based ministries.

We hold our rights to QuickVerse®indefinitely which are exclusive, pursuant to the Parson’s Licensing Agreement.

In addition to QuickVerse®, we also develop and market certain other Bible study software packages. These include the Complete Bible Resource Library®, the Book®, The Life Application Bible®, A Walk in the Footsteps of Jesus®, Adam Clark’s Commentary on the Bible®, and Dictionaries of the New Testament®. Although our prices are subject to change from time to time, these titles currently range in retail price from $19.99 to $79.99 per unit.

           Financial/Office Management Products for Churches and other Christian Faith-Based Ministries

For the fiscal year ended December 31, 2003, about 17% of our revenues were derived from sales of its Membership Plus® software, an industry-leading church management software now in its 8th version, which is available in each of a standard and a deluxe package at retail prices of $129.95 and $349.95 respectively. Each of these product packages provides church database, financial management and church productivity tools, including those designed to streamline church office accounting, tasks and scheduling, track membership and contributions, organize membership databases, and provide efficiency in producing targeted mailings, attendance reports and IRS-compliant contribution receipts. The deluxe package is equipped with a broader functionality and range of features, including, for example, a number of templates for legal agreements frequently used by these types of organizations.

Over 80,000 churches and faith-based organizations have purchased Membership Plus® since its introduction in the early 90‘s. Membership Plus® Version 8, our latest Version, is currently available in two CD-ROM editions: Membership Plus® Standard and Membership Plus® Deluxe.

We hold our rights to Membership Plus® indefinitely, which are exclusive, pursuant to the Parson’s Licensing Agreement.

In October 2002, we released Fund Accounting Plus®, a modular-based fund accounting software program designed to serve the unique accounting needs of the churches, para-church organizations and ministries, and non-profit entities.

          Print & Graphic Products

We currently sell/distribute ClickArt Christian Publishing® Suite III, which is a full desktop publishing package containing over 13,000 Christian images, icons, maps, Catholic and Jewish imagery and ethnically diverse, family-oriented illustrations to be used in the creation of a wide range of printed materials including newsletters, bulletins, posters, fliers, mailings, calendars, and reports. We also publish/distribute Religious ClipArt® and Christian Images®. Both of these products are CD-ROM Clipart products that contain religious and Christian graphical images that can be used in the production of other content related projects.

Although our prices are subject to change from time to time, our print and graphic products range in price from $9.99 to $39.95 per unit. In the aggregate, and for the fiscal year ended December 31, 2003, 2% of our revenues were derived from sales of these products.

          Pastoral Products

We currently produce and distribute/sell a line of pastoral products designed to assist faith-based ministries in streamlining sermon development and research tasks and in organizing responsibilities. These titles include the following:

•	Bible Illustrator® 3.0 Deluxe, which is a database compilation of illustrations, anecdotes, quotations, proverbs and bits of humor from general topics like children and angels to specific Bible passages, which users can use to bring messages to a congregation or classroom.

•	Ministry Notebook® 2.0, which is an organizational tool for users to keep better track of ministry-related paperwork including sermons, prayer requests, personal libraries, telephone contacts, and expense reports.

•	Daily Journal®, which is a tool for entry and recordation of personal thoughts, important family and business events.

Although our prices are subject to change from time to time, our pastoral products range in price from $19.99 to $69.99 per unit. In the aggregate, and for the fiscal year ended December 31, 2003, 2% of our revenues were derived from sales of these products.

          Children’s Products

We currently produce and distribute/sell a line of children’s CD-Rom products designed to appeal to faith-conscious families interested in spiritually-enriched entertainment and play-along educational content. Collectively, these titles include Jonah and the Whale®, Noah and the Ark®, Daniel in the Lion’s Den®, The Story of Creation®, Amazon Trail® (3rd Edition), and

Oregon Trail® (4th Edition). In addition, we also distribute the Veggie Tales®, a popular line of children’s software programs involving interactive adventures with biblical themes.

Although our prices are subject to change from time to time, our children’s CD-Rom products range in price from $4.95 to $19.98 per unit. In the aggregate, and for the fiscal year ended December 31, 2003, less than 1% of our revenues were derived from sales of these products.

          Language Tutorial Products

We currently produce tutorial software programs for learning Greek and Hebrew, languages frequently studied in conjunction with a Bible-study curriculum or by biblical scholars. Each of these two programs covers all of the essential language development skills, including letters, vocabulary and grammar. Although our prices are subject to change from time to time, our language tutorial products range in price from approximately $19.99 to approximately $69.99 per unit. In the aggregate, and for the fiscal year ended December 31, 2003, 3% of our revenues were derived from sales of these products.

     PRODUCT DEVELOPMENT

We are committed to the ongoing development of our existing software products as well as development of new software products. Our product development team consists of a combination of full-time employees as well as full and part-time independent contractors, a team of which is located in the former Soviet Union and several others which are located in the United States. Our use of outside contractors enables us to scale up and down as necessary, and maximize the productivity of our development budget. We recently opened a development office in Naperville, Illinois.

     OUR MARKET

According to a Gallup poll released in March 2004, 49.4% of Americans identified themselves as Protestant, while 23.7% identified themselves as Catholic, and 9.1% identified themselves as “Other Christian.” More than 60% of Americans say that religion is very important to them in their own lives, and another 24% say that religion is fairly important in their lives, according to the same survey. A survey released in July 2003 by the Christian Bookseller’s Association (“CBA”) indicated that Christian-product sales for the year 2002 were $4.2 billion. The survey also revealed that $2.4 billion of the $4.2 billion total was sold through Christian retail, with $1.1 billion sold through general retail, and $725 million sold direct-to-consumer, and through ministry sales channels. The 3,500-store CBA segment includes several different chains, Family Christian Stores being the largest with 325 stores. We believe that the growth in religious sales has been, and is currently being driven in part by the increased spending power of churchgoer’s generally and recently by heightened media exposure that resulted from the release of the major motion picture, The Passion of the Christ®.

As religious retailing increases, secular stores are offering more religious products as evidenced by the $1.1 billion sales figure in 2002 as reported by the CBA.

     ACQUISITION STRATEGY

Our development strategy includes the pursuit of acquisition and related strategic growth opportunities involving other companies that sell Christian-related merchandise and services. Although we have no current intentions or plans to do so, we have not ruled out the pursuit of transactional opportunities in areas outside of these as well.

As part of our acquisition strategy, we may acquire businesses that (i) only recently commenced operations, (ii) are development-stage enterprises in need of additional funds to expand into new products or markets, or (iii) are established businesses that may be experiencing financial or operating difficulties and need additional capital. We may also pursue opportunities to acquire assets of other companies and establish wholly owned subsidiaries in various businesses or purchase existing businesses as subsidiaries.

Because acquisition and related opportunities may occur in relation to businesses at various stages of development, the task of comparative investigation and analysis of such business opportunities is likely to be extremely difficult and complex. We are also likely to incur significant legal and accounting costs in connection with our pursuit of such opportunities, including the legal fees for preparing acquisition documentation, due diligence investigation costs, and the costs of preparing reports and filings with the Securities and Exchange Commission.

     LICENSING STRATEGY

Our development strategy includes the pursuit of intellectual property licensing opportunities with respect to individual software titles that are strategically aligned with our existing product line and focus. In addition, we may acquire intellectual property licenses in the future for products outside of our current area of focus.

     MARKETING AND SALES

          Direct Marketing / Online Sales

Direct sales accounted for about 60% of our 2003 fiscal year revenue. Over the past two years, we have devoted significant and increasing resources to the development of our direct-marketing program. Through this program, we market our products directly to consumers through a combination of direct-mailings and opt-in e-mailings of our product title catalogs and brochures. An important aspect of this initiative is our online sales. Although we are in the process of developing a full-service online store with many of the kinds of features and capabilities that online shoppers have come to expect from cutting-edge Internet retailers, we are currently marketing our products online through each of our www.quickverse.com, www.parsonschurch.com, and www.memplushome.com Internet websites. We anticipate online orders will continue to increase as we expand our software product base and enhance our marketing efforts in this area.

          Retail Sales

Retail sales accounted for about 40% of our 2003 fiscal year revenue. Our retail sales involve thousands of retail stores across the United States through which our products are sold, many of which are members of the Christian Bookseller’s Association (“CBA”). These stores vary from small, family-owned Christian bookstores to large chain bookstores such as LifeWay Christian Stores, Family Christian Stores and Berean Christian Stores. We face the continuing challenge of reaching these stores on a consistent basis to keep them informed of new releases, promotional offers, etc. In addition to advertising in trade publications and maintaining visibility at CBA trade shows and events, we believe that it is critical to be in direct personal contact with each customer routinely in order to maintain or increase our market position. Towards that end, our sales representatives are expected to contact each of our customers as well as each of the independent stores that are not yet our customers regularly and present them with the latest in our products and promotions. We believe our personalized approach to marketing provides us with an edge over our competition, which we believe rely predominantly on advertising to maintain and develop their relations with CBA customers.

In the secular retail market, which includes chains such as Best Buy®, CompUSA®, and OfficeMax®, we continue to be a top seller of Bible study software, and we are developing additional product offerings and promotions to grow our market share.

We also currently sell to distributors and retailers in Canada, New Zealand, Australia, Malaysia, Philippines, South Korea, Hong Kong, the United Kingdom, and Singapore. These distributors and retailers, in turn, sell our products into both Christian and large, secular retail outlets that sell off-the-shelf consumer software packages.

     FULFILLMENT

We currently fulfill all of our direct-to-consumer sales out of our warehouse located in Omaha, Nebraska and a third-party fulfillment company, also located in Omaha, Nebraska, fulfills our boxed retail sales.

     SIGNIFICANT CUSTOMERS AND SUPPLIERS

During the years ended December 31, 2003 and 2002, we had no major customers that individually accounted for 10% or more of the annual sales. As we introduce new and enhanced software titles into the market, we anticipate our sales to a single customer, as a percentage of gross consolidated revenue, will continue to remain below 10%.

Also for the years ended December 31, 2003 and 2002, product and material purchases from MicroBytes, Inc. accounted for 27% and 12%, respectively, Midlands Packaging Corporation accounted for 26% and 10%, respectively, Cedar Graphics accounted for 10% and 33%, respectively, Ritek Global Media accounted for 6% and 16%, respectively, and Mira Printing Company accounted for 2% and 14%, respectively, of the total product and material purchases made by us.

     REGULATION

We are not currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally.

     COMPETITION

The market for our products is rapidly evolving and highly competitive. We face competition from other software publishers, all of which generally sell through the same combination of channels that we do, including chain store, secular, Christian Bookseller’s Association (“CBA”), direct and online sales. Specifically, we currently compete with Logos Research Systems, Inc., Biblesoft, Inc., Thomas Nelson, Inc., Tyndale Publishers and WordSearch Bible Publishers, among others. Although we are among the market leaders in our primary product categories, some of our competitors have longer operating histories, larger customer bases and greater financial, marketing, service, support, technical and other resources than us. Moreover, we believe that competition from new entrants will increase as the market for religious products and services continues to expand.

     INTELLECTUAL PROPERTY

Our ability to compete with other Bible and inspirational content software companies depends in part upon our proprietary technology. Unauthorized use by others of our proprietary technology could result in an increase in competing products and a reduction in our sales. We rely on a combination of trademark, trade secret and copyright laws to protect our technology. We cannot be certain, however, that these precautions will provide meaningful protection from unauthorized use by others. If we must pursue litigation in the future to enforce or otherwise protect our intellectual property rights, or to determine the validity and scope of the proprietary rights of others, we may not prevail and will likely have to make substantial expenditures and divert valuable resources. In addition, many foreign countries’ laws may not protect us from improper use of our proprietary technologies outside of the United States. We may not have adequate remedies if our proprietary rights are breached or our trade secrets are disclosed.

     EMPLOYEES

As of November 22, we had 28 full-time employees. Of those 28, four were part of the senior-level executive and financial management team, four were in the product development team, seven were on the sales team, one was on the marketing team, and twelve were in fulfillment, administration, and related support positions. The Company has current intentions of hiring three additional full-time members to its software development team in the near term. For the fiscal year ended December 31, 2003, the Company’s annual payroll was $1,062,877, equivalent to 22% of gross revenues. In addition, we have engaged the services of several consulting firms who are working full or part-time for us in the area of product development and marketing.

We rely heavily on our current officers in operating the business. We are not subject to any collective bargaining agreements and believe that our relationships with our employees are good.

     LEGAL PROCEEDINGS

As of the date of this prospectus, there were no pending material legal proceedings to which we were a party and we were not aware that any were contemplated. There can be no assurance, however, that we will not be made a party to litigation in the future. Moreover, there can be no assurance that our insurance coverage will prove adequate to cover all liabilities arising out of any claims that may be initiated against us in the future. Any finding of liability imposed against us coupled with a lack of corresponding insurance coverage is likely to have an adverse effect on our business, financial condition, and operating results.

     PROPERTIES

Our principal executive offices are located at 11204 Davenport Street, Suite 100, Omaha, Nebraska. We lease this 6,500 square foot premises under a five year lease agreement with 11204, LLC. Our monthly rent is $7,094.79 and there are thirty months remaining under the lease.

We maintain additional leased office space in Naperville, Illinois for certain product development activity. We lease this 880 square foot premises under a one year lease agreement with Transwestern Superior Acquisition, LLC. Our monthly rent is $1,283.33 and there are four months remaining under the lease.

Three of the Company’s full-time employees work in home offices located in Cedar Rapids, Iowa. We do not pay for any space associated with these operations.

MANAGEMENT

     DIRECTORS AND EXECUTIVE OFFICERS

The following persons are our current directors and executive officers:

Our directors and executive officers and their ages as of November 22, 2004 are as follows:

Name	Age	Position
Steven Malone	37	Director, Chairman of the Board and President
Henry M. Washington, Ph.D	61	Director
John A. Kuehne, CA	47	Director
Kirk R. Rowland, CPA	44	Director and Chief Financial Officer
William Terrill	47	Chief Technology Officer
Britt Edwards	41	Vice President, Sales

      Steven Malone — Chairman of the Board of Directors, President and Chief Executive Officer

Mr. Malone has served as President and Chief Executive Officer since March 2001 and director and Chairman of the Board since February 2002. Between July 2000 and March 2001, Mr. Malone was Senior Vice President and between June 1999 and July 2000 he was a Vice President. Mr. Malone possesses over sixteen years of experience in the computer industry, with the last ten focused on software sales. As a National Account Manager for Grolier Interactive, he was responsible for their largest retail and distribution accounts. As Director of Corporate Sales for Software Publishing Corporation (SPC), he was responsible for the on-going sales growth of premiere corporate products, such as the award winning Harvard Graphics, as well as the introduction of several new products to the corporate marketplace. As Director of Sales for InfoUSA, he was responsible for sales and marketing of InfoUSA’s products to retail, distribution, OEM and corporate accounts.

      Henry M. Washington, Ph.D. – Director

Dr. Washington has served as director since December 2000. He is presently President/CEO of Jamestown Plastic Molders Corporation, www.jpmold.com. Jamestown Plastic Molders provides design assistance, injection molding, plastic extrusion, assembly, tooling construction, metal fabricating, inspection, sequencing, and warehousing services. Prior to his current position, and since 1994, Dr. Washington had been Managing Director of Rilas & Rogers, LLC, an international consulting firm located in Detroit. He has held short-term assignments with the U.S. Department of Commerce, where he was Executive Director of the Department’s Minority Business Opportunity Committee (MBOC). He currently serves on several discussion groups including the World Bank, USAID, and the International Monetary Fund. He also serves on the Board of Directors of People Aspiring for Hope (PATCH) and International Conference of Bishops.

      John A. Kuehne, CA – Director

Mr. Kuehne has served as director since December 2000. He is presently a management consultant and President of SmallCap Corporate Partners Inc., www.smallcap.ca, where his focus is on corporate finance and investor communications. Mr. Kuehne is experienced in finance and accounting, including nine years with Deloitte & Touche, in Edmonton and Chicago. He also has industry experience, including over seven years with Doman Industries Limited, a large Canadian forest products company, culminating as Chief Financial Officer. At Doman Industries, Mr. Kuehne gained practical experience in corporate finance and mergers and acquisitions, completing a US $125 million senior note issue through Bear Stearns and the $140 million acquisition of Pacific Forest Products. Mr. Kuehne is also currently a director of Prospector Consolidated Resources (TSX-V:PRR) and Beau Pre Explorations (TSX-V: BPD). Mr. Kuehne holds a Bachelor of Commerce degree from the University of Alberta and a Masters of Management from the highly rated J.L.Kellogg Graduate School of Management at Northwestern University. He qualified as a Canadian Chartered Accountant in 1983 and as an American Certified Public Accountant in 1985.

      Kirk R. Rowland, CPA – Chief Financial Officer

Mr. Rowland has served as Chief Financial Officer and director since April 2002. He served as Vice President of Finance from March 2001 to April 2002, and as Director of Finance from December 1999 through March 2001. Mr. Rowland has over seventeen years of experience in public accounting working in a multitude of industries, including insurance, manufacturing, and agriculture. Most recently, he was a partner in a local Nebraska accounting firm. Mr. Rowland was formerly with KMG Main Hurdman (now KPMG Peat Marwick), an international accounting firm.

      William Terrill – Chief Technology Officer

Mr. Terrill rejoined Findex.com in July 2002 as Chief Technology Officer after having been involved with the Company when it was owned and operated by another entity. He has over 25 years experience managing software divisions and technology efforts for Findex.com, The Learning Company, Mindscape, and The Software Toolworks. As Vice President of the Church Division for The Learning Company, Mr. Terrill managed a 30% annual revenue increase and shared responsibilities spinning off the division to Findex.com. Mr. Terrill was the Senior Vice President Reference Products Division for Mindscape from 1989 to 1995 managing revenues exceeding $14 million. He has extensive experience managing international software development teams in China, Singapore, United Kingdom, India, and Russia. Mr. Terrill has experience with joint ventures, spin-offs, mergers, IPOs, and corporate acquisitions. In addition, Mr. Terrill has lead software product marketing teams and content/media acquisition efforts for over ten years. As a consultant, Mr. Terrill has extensive experience leading large-scale product development and information technology efforts for Ford Motor Company, Navistar, Nalco Chemical, American Express, Motorola, and IBM Global Services.

      Brittian Edwards – Vice President of Sales

Mr. Edwards has served as Vice President of Sales since April 2002. Mr. Edwards served as director of Christian Booksellers Association (CBA) Sales from July 1999 to April 2002. Mr. Edwards has been in the Christian Booksellers Association (CBA) marketplace for more than 15 years. He got his start in 1988 with LifeWay Christian Resources as LifeWay Christian Stores retail manager. He then worked successfully for Genesis Marketing Group as a Sales Manager for Texas, Oklahoma, Louisiana and New Mexico. From there he served as a Product Manager, for the largest Christian Distributor Spring Arbor, which is now owned by Ingram Book Group. He left Spring Arbor as National Sales Manager to become the National Sales Manager for Parsons Technology, then owned by Broderbund.

          Board of Directors Committees

There are currently two standing committees comprised of members of our board of directors. These include our Audit Committee and our Compensation Committee.

Since December 2000, we have maintained an Audit Committee. The current members of our Audit Committee include John Kuehne and Dr. Henry M. Washington. We currently have one member, John Kuehne, who is a “financial expert” (as defined in Regulation 228.401(e)(1)(i)(A) of Regulation S-B) serving on our Audit Committee. Mr. Kuehne and Dr. Washington would be considered “independent” directors under Item 7(d)(3)(iv) of Schedule 14A of the Securities Exchange Act of 1934.

Since July 2003, we have maintained a Compensation Committee. The two current members of our Compensation Committee include Dr. Henry M. Washington and John Kuehne.

          Disclosure Policy Committee

Since September 2002, Findex has had a Disclosure Policy Committee. The current members of the Disclosure Policy Committee include Steven Malone, John Kuehne, and Kirk Rowland. The Disclosure Policy Committee has implemented disclosure controls and procedures that meet the standards established by the new rules.

     EXECUTIVE COMPENSATION

The following table sets forth the total compensation paid to our former Chief Executive Officer during the last three completed fiscal years and each of our other executive officers who received compensation of $100,000 or more during any such year. Joseph V. Szczepaniak served as our Chief Executive Officer from May, 1999 until February 28, 2001 and Steven Malone has served as our President and Chief Executive Officer since such date. William Terrill has served as our Chief Technology Officer since July 2002. Kirk Rowland has served as our Chief Financial Officer and director since March 2002. No other individuals employed by us received a salary and bonus in excess of $100,000 during 2003.

		Annual Compensation				Long Term Compensation Awards
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation	Restricted Stock Awards	Securities Underlying Options/ SARs (#)	LTIP Payouts	All Other Compensation
Joseph V. Szczepaniak	2003	$-0-	$-0-	$-0-	$-0-	-0-	$-0-	$-0-
Former Chairman	2002	$-0-	$-0-	$-0-	$-0-	-0-	$-0-	$-0-

Chief Executive Officer	2001	$54,036	$-0-	$-0-	$-0-	-0-	$-0-	$-0-
Steven Malone,	2003	$150,000	$18,079	$-0-	$-0-	-0-	$-0-	$-0-
President and	2002	$150,000	$2,203	$-0-	$37,306	-0-	$-0-	$-0-
Chief Executive Officer	2001	$150,000	$-0-	$-0-	$-0-	300,000	$-0-	$-0-
William Terrill	2003	$150,000	$18,079	$-0-	$14,536	500,000	$-0-	$-0-
Chief Technology	2002	$72,115	$2,203	$-0-	$-0-	500,000	$-0-	$-0-
Officer	2001	$-0-	$-0-	$-0-	$-0-	-0-	$-0-	$-0-
Kirk Rowland	2003	$82,306	$18,079	$-0-	$-0-	-0-	$-0-	$-0-
Chief Financial	2002	$80,000	$-0-	$-0-	$31,807	-0-	$-0-	$-0-
Officer	2001	$76,040	$-0-	$-0-	$-0-	225,000	$-0-	$-0-

          Information Concerning Stock Options

Our Stock Incentive Plan, adopted in 1999, authorizes the issuance of various forms of stock-based awards including incentive and nonqualified stock options, stock appreciation rights attached to stock options, and restricted stock awards to directors, officers and other key employees of our Company. In accordance with the terms of the Stock Incentive Plan, stock options are granted at an exercise price as determined by our Board of Directors at the time any such opton is granted but which shall not be less than the par value of our common shares ($.001).

We granted the following stock options during the fiscal year ended December 31, 2003. No executive exercised any stock options during the fiscal year 2003.

Option/SAR Grants in Last Fiscal Year

Name	Number of Securities Underlying Options/SARs Granted (#)	Percent of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price($/Sh)	Expiration Date
Steven Malone	-0-	-0-	$ -0-	N/A
William Terrill	500,000	100	$ 0.04	June 6, 2012
Kirk Rowland	-0-	-0-	$ -0-	N/A

The following table sets forth the number of stock options held by the executive officers named in the Summary Compensation Table as of December 31, 2003 and the value of unexercised “in-the-money” options held which represents the positive difference between the exercise price and the market price at fiscal year end. No such executive exercised any options during the fiscal year 2003.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Unexercised Options/SARs at Fiscal Year End	Value of Unexercised "In-The-Money" Options/SARs at Fiscal Year End
Joseph V. Szczepaniak	- 0 -	$ - 0 -	- 0 -	$ - 0 -
Steven Malone	- 0 -	$ - 0 -	250,000	$ - 0 -
William Terrill	- 0 -	$ - 0 -	1,000,000	$ - 0 -
Kirk Rowland	- 0 -	$ - 0 -	150,000	$ - 0 -

     EMPLOYMENT AGREEMENTS

Mr. Malone is employed by us pursuant to a three-year employment agreement, which commenced on July 25, 2003. The agreement provides for a base annual salary equal to $150,000 and an annual bonus equal to 1% of our net income. In the event Mr. Malone is terminated by us for anything other than cause, we are required to pay him his then base salary until the later of (i) the expiration of the employment agreement or (ii) one year. Mr. Malone has agreed to refrain from competing with us for a period of one year following the termination of his employment.

Mr. Terrill is employed by us pursuant to a three-year employment agreement, which commenced on June 7, 2002. The agreement provides for a base annual salary equal to $150,000, an annual bonus equal to 1% of our net income, 500,000 stock options upon his start date at an exercise price of $0.05 per share, and an additional 500,000 stock options upon the one year anniversary of his start date based on performance criteria outlined in a separate agreement. The agreement also included a signing cash bonus of $10,000, which was converted on July 25, 2003 into 250,000 common shares at the market price of $0.04 per share, the quoted trading price on the date the agreement was reached. In the event Mr. Terrill is terminated by us for anything other than cause, we are required to pay him his then base salary until the later of (i) the expiration of the employment agreement or (ii) one year. Mr. Terrill has agreed to refrain from competing with us for a period of one year following the termination of his employment.

Mr. Rowland is employed by us pursuant to a two-year employment agreement, which commenced on July 25, 2003. The agreement provides for a base annual salary equal to $110,000 and an annual bonus equal to 1% of our net income. In the event Mr. Rowland is terminated by us for anything other than cause, we are required to pay him his then base salary until the later of (i) the expiration of the employment agreement or (ii) one year. Mr. Rowland has agreed to refrain from competing with us for a period of one year following the termination of his employment.

     DIRECTOR COMPENSATION

Pursuant to authority granted under our Article III, Section 13 of our bylaws, non-officer directors are entitled to such compensation as our board of directors shall from time to time determine. On July 25, 2003, we resolved to issue each of our outside directors 300,000 common shares valued at $0.045 per share in lieu of cash and meeting fees, for the period April 1, 2002 through June 30, 2003. On June 4, 2004, we resolved to issue our outside directors a total of 324,074 common shares valued at $.081 per share in lieu of cash and meeting fees, for the period July 1, 2003 through August 31, 2004. These shares were issued on September 9, 2004.

     INDEMNIFICATION

Nevada law authorizes a Nevada corporation to indemnify its officers and directors against claims or liabilities arising out of such person’s conduct as officers or directors if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the company for which they serve. Our Articles of Incorporation provide for indemnification of our directors. In addition, our Bylaws provide for indemnification of our directors, officers, employees or agents. In general, these provisions provide for indemnification in instances when such persons acted in good faith and in a manner they reasonably believed to be in or not opposed to our best interests.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The tables below set forth information regarding the beneficial ownership of our common stock as of November 22, 2004. The information in these tables provide the ownership information for:

•	each person known by us to be the beneficial owner of more than 5% of our Common Stock;

•	each of our directors and executive officers; and

•	all of our directors and executive officers as a group.

Beneficial ownership has been determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock and those rights to acquire additional shares within sixty days. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to the number of shares of common stock indicated as beneficially owned by them, except to the extent such power may be shared with a spouse. Common stock beneficially owned and percentage ownership are based on 71,303,189 shares of common stock currently outstanding (reflects the 1-for-40 reverse stock-split of our common stock that occurred on April 9, 1999) and 23,150,000 additional shares potentially acquired within sixty days. The address of each person listed is in care of Findex.com, Inc., 11204 Davenport Street, Suite 100, Omaha, Nebraska 68154.

Name of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class
Barron Partners, LP (1)	43,750,000	61.4%

(1)	Consists of warrants to acquire up to 21,875,000 shares of common stock, all of which are presently exercisable and 21,875,000 common shares directly owned.

Name of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class
Steven Malone (1)	2,143,111	3.0%
Henry M. Washington (2)	1,583,025	2.2%
John A. Kuehne (3)	1,691,849	2.4%
Kirk R. Rowland (4)	1,819,111	2.6%
William Terrill (5)	1,751,127	2.5%
All officers and directors	8,988,223	12.6%
as a group (5 persons)

(1)	Consists of stock options to acquire up to 250,000 shares of common stock, all of which are presently exercisable, 1,719,111 common shares directly owned, and stock options to acquire up to 50,000 shares of common stock all of which are presently exercisable and 124,000 common shares indirectly owned through spouse.

(2)	Consists of stock options to acquire up to 175,000 shares of common stock, all of which are presently exercisable and 1,408,025 common shares directly owned.

(3)	Consists of stock options to acquire up to 175,000 shares of common stock, all of which are presently exercisable and 1,516,849 common shares directly owned.

(4)	Consists of stock options to acquire up to 150,000 shares of common stock, all of which are presently exercisable and 1,669,111 common shares directly owned.

(5)	Consists of stock options to acquire up to 1,000,000 shares of common stock, all of which are presently exercisable and 751,127 common shares directly owned.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There are no related-party transactions to be reported.

INTEREST OF NAMED EXPERTS AND COUNSEL

The validity of the securities being registered by this registration statement is being passed upon for the registrant by the legal firm of M.M. Membrado & Associates, PLLC, corporate counsel to the Registrant (“Membrado”). Membrado has, in the past, either directly or through its affiliates, received warrants to purchase an aggregate of 150,000 shares of Common Stock at an exercise price of $0.01 per share. These warrants expire between March 7, 2006 and May 11, 2006.

SELLING STOCKHOLDERS

On July 19, 2004, we entered into a certain Stock Purchase Agreement pursuant to which we agreed to issue and sell 21,875,000 restricted shares of our common stock to Barron Partners, LP, a New York based institutional investor, at a price of $0.08 per share. The Regulation D Rule 506 private placement transaction, which closed on July 26, 2004, resulted in gross equity financing proceeds to Findex in the amount of $1,750,000. As of the date hereof, Barron Partners, LP owns 45.43% of our outstanding common stock and, subject to the restrictions contained in Article VII, subsection B of our Articles of Incorporation, controls the vote associated with such shares.

Under the terms of transaction (as subsequently amended), Barron Partners LP received two Findex common stock purchase warrants. The first warrant entitles the holder, for a period of up to five years from November 10, 2004, to purchase up to 10,937,500 common shares at a price of $0.18 per share, subject to downward adjustment based on the occurrence of certain events. The second warrant entitles the holder, also for a period of up to five years from November 10, 2004, to purchase up to 10,937,500 additional common shares at a price of $0.60 per share, also subject to downward adjustment based on the occurrence of certain events. In accordance with the terms of the Stock Purchase Agreement, any delay in our ability to have effectuated the requisite increase in our authorized common shares and deliver the warrants as of December 31, 2004 would have resulted in our being liable to Barron Partners, LP in an amount equal to $630,000 per year, pro-rated as appropriate for the duration of any such delay. The increase in authorized shares was effected, however, as of November 10, 2004, and both warrants have since been delivered to Barron Partners, LP.

As part of the financing transaction, we entered into a certain Registration Rights Agreement with Barron Partners, LP pursuant to which we committed to registering all of the shares issued as part of such transaction, including those issuable under each of the two warrants. Under the terms of the Registration Rights Agreement, as amended, we had until November 12, 2004 to file a registration statement covering the shares already issued in the transaction, and we have another 150 days thereafter to have caused such registration statement to become effective. Upon receipt of the requisite stockholder approval to increase the number of authorized common shares so as to be able to deliver the warrants, which was effectively obtained as of November 10, 2004 (and which increase was effectuated on November 10, 2004), we had 30 days in which to file a registration statement covering such shares, and another 150 days thereafter to cause such registration statement to become effective. Any delays in meeting these obligations will result in our being liable to Barron Partners, LP in an amount equal to $630,000 per year, pro-rated as appropriate for the duration of any such delay.

In addition to the shares of our common stock issued to Barron Partners, LP and the common stock issuable upon exercise of the warrants issued to Barron Partners, LP, we are also registering the following:

•	2,000,000 shares of our common stock issued as of November 16, 2004 upon conversion of $240,000 of previously outstanding debt securities; and

•	1,275,000 shares of our common stock issuable upon exercise of warrants previously issued to a number of our consultants/service providers.

The following table sets forth the following information as of the date of this prospectus, with respect to Barron Partners, LP and the other selling stockholders for whom we are registering shares for resale to the public: (1) the name of each selling stockholder, (2) the number of shares of our common stock beneficially owned by each selling stockholder, including the number of shares purchasable upon exercise within 60 days of warrants, (3) the number of shares of common stock registered for sale pursuant to this prospectus, (4) the number of shares of common stock that the selling stockholders would own if they sold all of their shares registered by this prospectus, and (5) the percentage of our outstanding common stock that would be beneficially owned by such selling stockholder if they sold all of their shares registered by this prospectus.

Except as set forth below, none of the selling stockholders currently is an affiliate of ours, and none of them has had a material relationship with us during the past three years. None of the selling stockholders are or were affiliated with registered broker-dealers. An asterisk in the table indicates a corresponding common stock ownership of less than one percent (1%).

Selling Stockholder	Number of Shares Beneficially Owned Prior to Offering	Number of Shares Being Registered For Sale in this Prospectus	Number of Shares to be Beneficially Owned After the Offering	Percentage of Outstanding Shares to be owned After the Offering(1)
Barron Partners, LP (2)	43,750,000	43,750,000	--	*

C. James Jensen (3)	1,000,000	1,000,000	--	*

2030 Investors, LLC (4)	1,000,000	1,000,000	--	*

Genesis Financial Group, LLC (5)	125,000	125,000	--	*

Membrado & Montell, LLP (6)	150,000	150,000	--	*

Michael M. Membrado (7)	150,000	150,000	--	*

Ronald Ardt (8)	1,424,933	250,000	1,174,933	1.60

Joseph Abrams (9)	600,000	600,000	--	*

Total	48,199,993	47,025,000	1,174,933	1.60

* Represents less than one percent.

(1)	Assumes that the selling stockholders will resell all of the registered shares. Because the selling stockholders may sell all, some or none of their shares or may acquire or dispose of other shares of common stock, no reliable estimate can be made of the aggregate number of shares that will be sold pursuant to this offering or the number or percentage of shares of common stock that each stockholder will own upon completion of this offering.

(2)	Includes 21,875,000 common shares and two common stock warrants. The first warrant would entitle the holder to purchase up to 10,937,500 common shares at a price of $0.18 per share and the second warrant would entitle the holder to purchase up to 10,937,500 additional common shares at a price of $0.60 per share. By virtue of these holdings, Barron Partners, LP is deemed to be an “affiliate” of ours and is therefore subject to certain regulations not otherwise applicable.

(3)	Includes 1,000,000 common shares.

(4)	Includes 1,000,000 common shares.

(5)	Includes two warrants to purchase a total of 125,000 common shares at a price of $0.148 per share.

(6)	Includes two warrants to purchase a total of 150,000 common shares at a price of $0.01 per share. Membrado & Montell, LLP served as corporate legal counsel to us from early 2000 through 2003.

(7)	Includes a warrant to purchase up to 150,000 common shares at a price of $0.01 per share. Mr. Membrado is the sole principal of M.M. Membrado & Associates, PLLC our corporate legal counsel.

(8)	Includes 408,625 common shares directly owned, 296,308 common shares indirectly owned through Ardt Investment Management, Inc., 470,000 common shares indirectly owned through Business Investor Services, Inc., and a warrant directly owned to purchase up to 250,000 common shares at a price of $0.10 per share.

(9)	Includes a warrant to purchase up to 600,000 common shares at a price of $0.15 per share.

The securities previously issued to the selling stockholders were sold in private, unsolicited transactions that did not involve a public offering pursuant to an exemption from registration under Section 4(2) or Rule 506 of Regulation D of the Securities Act of 1933.

PLAN OF DISTRIBUTION

Each selling stockholder is free to offer and sell his or her shares of our common stock at such times, in such manner and at such prices as he or she may determine. The types of transactions in which the shares of our common stock are sold may include transactions in the over-the-counter market (including block transactions), negotiated transactions, the settlement of short sales of our common stock, or a combination of such methods of sale. The sales will be at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling stockholders have advised us that they have not entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares. The selling stockholders do not have an underwriter or coordinating broker acting in connection with the proposed sale of our common stock.

The selling stockholders may sell their shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. They may also receive compensation from the purchasers of our common stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

Barron Partners, LP is, and each of the other selling stockholders and any broker-dealer that assists in the sale of our common stock may be deemed to be, an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. Any commissions received by such broker-dealers and any profit on the resale of the shares of our common stock sold by them while acting as principals might be deemed to be underwriting discounts or commissions. The selling stockholders may agree to indemnify broker-dealers for transactions involving sales of our common stock against certain liabilities, including liabilities arising under the Securities Act.

Because Barron Partners, LP is, and each of the other selling stockholders may be deemed to be, an underwriter within the meaning of Section 2(a)(11) of the Securities Act, Barron Partners, LP, and the other selling stockholders will be subject to prospectus delivery requirements.

Prior to any sales of the shares being registered hereunder, we will have informed Barron Partners, LP that the anti-manipulation rules of the SEC, including Regulation M promulgated under the Securities Exchange Act, will apply to its sales in the market, and we will have informed the other selling stockholders that these anti-manipulation rules may apply to their sales in the market. Also prior to any sales of the shares being registered hereunder, we will have provided all of the selling stockholders with a copy of such rules and regulations.

Regulation M may limit the timing of purchases and sales of any of the shares of our common stock by the selling stockholders and any other person distributing our common stock. The anti-manipulation rules under the Securities Exchange Act may apply to sales of shares of our common stock in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M of the Securities Exchange Act may restrict the ability of any person engaged in the distribution of shares of our common stock to engage in market-making activities with respect to the particular shares of common stock being distributed for a period of up to five business days prior to the commencement of such distribution. All of the foregoing may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

Rules 101 and 102 of Regulation M under the Securities Exchange Act, among other things, generally prohibit certain participants in a distribution from bidding for or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Rule 104 of Regulation M governs bids and purchases made to stabilize the price of a security in connection with a distribution of the security.

Barron Partners, LP and the other selling stockholders will pay all commissions, transfer taxes and other expenses associated with their sales. The shares offered hereby are being registered pursuant to our contractual obligations, and we have agreed to pay the expenses of the preparation of this prospectus.

DESCRIPTION OF SECURITIES

The following summary description of our capital stock is a summary and is qualified in its entirety by reference to our Articles of Incorporation, as amended to date, and our Bylaws. All material terms of these referenced documents are disclosed in this document.

The Company has an authorized capitalization of 120,000,000 shares of common stock, $.001 par value per share and 5,000,000 authorized shares of preferred stock, $.001 par value per share. Our Articles of Incorporation authorize our Board of Directors to direct the issuance of shares of preferred stock in one or more series from time to time and to fix the designations, powers, preferences, rights, qualifications, limitations and restrictions of each series of preferred stock. These may include voting rights, dividend rates and whether dividends are cumulative, terms and conditions of redemption or conversion, and rights upon liquidation.

     COMMON STOCK

The Company has an authorized capitalization of 120,000,000 shares of common stock, $.001 par value per share. As of November 19, 2004, there were 48,153,189 shares of our common stock issued and outstanding. The holders of our common stock are entitled to one non-cumulative vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to outstanding shares of preferred stock, if any, the holders of common stock are entitled to receive ratably any dividends that are declared by our Board of Directors out of funds legally available therefore and are entitled to share ratably in all of the assets of the Company available for distribution to holders of our common stock upon liquidation, dissolution or winding up of the affairs of the Company. Holders of our common stock have no preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights applicable thereto.

     PREFERRED STOCK

The Company has an authorized capitalization of 5,000,000 authorized shares of preferred stock, $.001 par value per share. Our board of directors, without stockholder approval, may designate and issue from time to time various series of preferred stock with rights, preferences and privileges as they deem appropriate, including without limitation liquidation preferences, redemption rights, consent rights, voting rights and conversion rights (including those containing anti-dilution protections) that could materially and adversely impact of the interests of holders of our common stock. The issuance of preferred stock could also decrease the amount of earnings and assets available for distribution to holders of our common stock. In addition, the issuance of preferred stock may have the effect of delaying or preventing a change of control of the Company.

Although we have previously designated and had issued and outstanding two series of convertible preferred stock, all shares of such serial preferred stocks have since been converted to common stock and, as of November 22, 2004, there are no outstanding shares of our preferred stock. We have no present intention or plans to designate any series, or to issue any additional shares, of preferred stock. There can be no assurance, however, that we will not designate and issue additional series of preferred stock in the future.

     DIVIDEND POLICY

Payment of dividends is solely at the discretion of our board of directors. We have never declared cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

MARKET INFORMATION

Our common stock is traded on the OTC Bulletin Board, a service provided by the Nasdaq Stock Market Inc., under the symbol, “FIND”.

The following table sets forth for the periods indicated the high and low bid prices for our common stock as reported each quarterly period within the last two fiscal years on the OTC Bulletin Board, and as obtained from BigCharts.com. The prices are inter-dealer prices, do not include retail mark-up, markdown or commission and may not necessarily represent actual transactions.

Common Stock

2002	High	Low
First Quarter	$0.04	$0.03
Second Quarter	$0.08	$0.02
Third Quarter	$0.07	$0.02
Fourth Quarter	$0.03	$0.02

2003	High	Low
First Quarter	$0.02	$0.02
Second Quarter	$0.08	$0.02
Third Quarter	$0.07	$0.02
Fourth Quarter	$0.04	$0.03

2004	High	Low
First Quarter	$0.06	$0.02
Second Quarter	$0.40	$0.08
Third Quarter	$0.20	$0.07

On November 19, 2004, the closing bid price of our common stock was $0.09 and there were approximately 800 stockholders of record, excluding stock held in street name.

The Securities and Exchange Commission (the “SEC”) has adopted Rule 15g-9 under the Securities Exchange Act of 1934 which establishes the definition of a “penny stock” for the purposes relevant to us, as any equity security having a market price of less than $5.00 per share or carrying an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person’s account for transactions in penny stocks; and

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and

•	make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

For these reasons, and generally, brokers may be less willing to execute transactions in securities subject to the penny stock rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

TRANSFER AGENT

The transfer agent for our common stock is Continental Stock Transfer and Trust Company, 2 Broadway, New York, New York 10004.

LEGAL MATTERS

M.M. Membrado & Associates, PLLC, 115 East 57th Street, Suite 1006, New York, New York, 10022 has passed on the validity of the common stock underlying the previous unexercised warrants offered hereby.

EXPERTS

The audited consolidated financial statements included in this prospectus have been audited by Chisholm, Bierwolf & Nilson, independent certified public accountants, and are included herein in reliance upon the report of said firm given upon their authority as experts in accounting and auditing.

ADDITIONAL INFORMATION

We have filed with the Securities Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the rules and regulations of the SEC. For further information with respect to our company and this offering, we refer you to the registration statement and exhibits filed as part of it. You may inspect the registration statement, including the exhibits thereto, without charge at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the SEC located at 7 World Trade Center, 13th Floor, New York, New York. You may also obtain copies of all or any portion of the registration statement from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, upon payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also access such material electronically by means of the SEC’s home page on the Internet located at www.sec.gov. Descriptions contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete and each such description is qualified by reference to such contract or document.

INDEPENDENT AUDITOR’S REPORT
To the Board of Directors and Stockholders of FindEx.com, Inc.:

We have audited the accompanying consolidated balance sheets of FindEx.com, Inc. as of December 31, 2003 and 2002 and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of FindEx.com, Inc. as of December 31, 2003 and 2002 and the results of its operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 17 to the financial statements, the Company has negative working capital and total liabilities in excess of total assets. These factors raise substantial doubt about the ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 17. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

BY: Chisholm, Bierwolf & Nilson, LLC —————————————— Chisholm, Bierwolf & Nilson, LLC Bountiful, UT February 13, 2004

FindEx.com, Inc.
CONSOLIDATED BALANCE SHEETS
December 31, 2003 and 2002

	2003	2002
ASSETS
CURRENT ASSETS
Cash and cash equivalents
Unrestricted cash	$36,339	$9,235
Restricted cash	105,683	29,416

Total cash and cash equivalents	142,022	38,651
Accounts receivable, trade (Note 2)	365,803	228,241
Inventories (Note 3)	272,600	416,700
Other current assets	21,920	86,698

TOTAL CURRENT ASSETS	802,345	770,290

PROPERTY AND EQUIPMENT, net (Note 4)	65,603	93,053

OTHER ASSETS
Software license (Note 5)	2,513,158	2,557,395
Capitalized software development costs, net (Note 1)	584,706	280,502
Other assets	63,818	28,553

TOTAL OTHER ASSETS	3,161,682	2,866,450

TOTAL ASSETS	$4,029,630	$3,729,793

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Notes payable (Note 6)	$89,999	$749,999
Current maturities of long-term notes payable (Note 7)	126,876	56,999
Accrued royalties	1,499,006	2,130,613
Accounts payable	1,088,301	1,170,510
Rebates payable	357,451	413,687
Payroll taxes payable	221,600	340,571
Other current liabilities	363,893	470,311

TOTAL CURRENT LIABILITIES	3,747,126	5,332,690

LONG-TERM LIABILITIES	3,747,126	5,332,690
Long-term notes payable (Note 7)	73,764	49,045
Non-current deferred taxes (Note 8)	1,051,327	1,084,894

TOTAL LONG-TERM LIABILITIES	1,125,091	1,133,939

FindEx.com, Inc.
CONSOLIDATED BALANCE SHEETS (continued)
December 31, 2003 and 2002

	2003	2002
STOCKHOLDERS' EQUITY (Note 9)	3,747,126	5,332,690
Preferred stock, Series A, $.001 par value, 5,000,000
shares authorized, 11,400 shares issued and outstanding	11	11
Preferred stock, Series B, $.001 par value, 5,000,000
shares authorized, 40,000 shares issued and outstanding	40	40
Common stock, $.001 par value, 50,000,000 shares
authorized, 21,011,438 and 19,811,438 shares issued
and outstanding, respectively	21,011	19,811
Paid-in capital	7,080,629	7,029,079
Retained (deficit)	(7,944,278)	(9,785,777)

TOTAL STOCKHOLDERS' EQUITY	(842,587)	(2,736,836)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$4,029,630	$3,729,793

The accompanying notes are an integral part of these financial statements.

FindEx.com, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS

	December 31,
	2003	2002
REVENUES, net of reserves and allowances	$4,390,757	$3,908,694
COST OF SALES	1,113,866	814,225

GROSS PROFIT	3,276,891	3,094,469

OPERATING EXPENSES
Sales	813,438	811,275
General and administrative	1,861,185	1,798,015
Nonrecurring items (Note 10 )	(522,836)	--
Bad debt expense	23,208	3,284
Amortization expense	45,157	168,658
Depreciation expense	43,224	38,850

TOTAL OPERATING EXPENSES	2,263,376	2,820,082

EARNINGS FROM OPERATIONS	1,013,515	274,387

OTHER INCOME (EXPENSES)
Interest income	9,727	55
Other income	7,977	15,981
Nonrecurring items (Note 10 )	866,516	--
Gain (loss) on disposition of assets	(2,659)	137
Interest expense	(87,144)	(160,107)

NET OTHER INCOME (EXPENSES)	794,417	(143,934)

NET INCOME BEFORE INCOME TAXES	1,807,932	130,453
INCOME TAXES (Note 8)	33,567	86,525

NET INCOME	$1,841,499	$216,978

NET EARNINGS PER SHARE (Note 11)
Basic	$0.07	$0.01

Diluted	$0.08	$0.01

WEIGHTED NUMBER OF SHARES OUTSTANDING
Basic	20,411,438	17,607,104

Diluted	22,545,438	19,741,104

The accompanying notes are an integral part of these financial statements.

FindEx.com, Inc.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Preferred Stock		Common Stock
	Series A	Series B	Shares	Amount	Paid-In Capital	Retained Earnings (Deficit)	Total
Balance, December 31, 2001	$11	$40	11,231,600	$11,231	$6,893,720	$(10,002,755)	$(3,097,753)
Common stock settlement for
prior cash received	--	--	2,184,000	2,184	(2,184)	--	--
Common stock issued for services	--	--	6,465,838	6,466	162,473	--	168,939
Refund on stock subscription	--	--	(70,000)	(70)	(24,930)	--	(25,000)
Net Income December 31, 2002	--	--	--	--	--	216,978	216,978

Balance, December 31, 2002	11	40	19,811,438	19,811	7,029,079	(9,785,777)	(2,736,836)
Common stock issued for services	--	--	1,200,000	1,200	51,550	--	52,750
Net Income December 31, 2003	--	--	--	--	--	1,841,499	1,841,499

Balance, December 31, 2003	$11	$40	21,011,438	$21,011	$7,080,629	$(7,944,278)	$(842,587)

The accompanying notes are an integral part of these financial statements.

FindEx.com, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES
Cash received from customers	$4,228,649	$3,969,806
Cash paid to suppliers and employees	(3,364,838)	(3,280,391)
Other operating receipts	7,977	--
Interest paid	(43,203)	(108,355)
Interest received	9,727	55
Income taxes refunded	43,909	48

NET CASH PROVIDED BY OPERATING ACTIVITIES	882,221	581,163

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property, plant and equipment	(18,433)	(43,581)
Proceeds from sale of property, plant and equipment	--	4,000
Deposits (paid) refunded	(500)	1,450
Software development costs	(659,486)	(397,185)
Website development costs	(35,684)	(18,978)

NET CASH (USED) BY INVESTING ACTIVITIES	(714,103)	(454,294)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds (payments) from (on) line of credit, net	14,657	(21,934)
Payments made on long-term debt	(79,404)	(48,424)
Refund on stock subscriptions	--	(25,000)

NET CASH (USED) BY FINANCING ACTIVITIES	(64,747)	(95,358)

NET INCREASE IN CASH AND CASH EQUIVALENTS	103,371	31,511
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	38,651	7,140

CASH AND CASH EQUIVALENTS, END OF PERIOD	$142,022	$38,651

The accompanying notes are an integral part of these financial statements.

FindEx.com, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

RECONCILIATION OF NET INCOME TO CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,841,499	$216,978
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation & amortization	88,381	207,508
Provision for bad debts	23,208	3,284
Software development costs amortized	355,282	116,682
Stock issued for services	52,750	168,939
Non-cash non-recurring revenue	(650,000)	--
(Gain) loss on disposal of property, plant and equipment	2,659	(137)
Change in assets and liabilities:
(Increase) decrease in accounts receivable	(160,770)	228,645
(Increase) decrease in refundable income taxes	43,909	(46,577)
Decrease in inventories	144,100	229,547
(Increase) decrease in prepaid expenses	20,869	(21,925)
Increase (decrease) in accounts payable	81,793	(267,864)
Increase in income taxes payable	--	3,272
(Decrease) in deferred taxes	(33,567)	(62,149)
Increase (decrease) in accrued royalties	(631,607)	47,919
(Decrease) in other liabilities	(296,285)	(242,959)

NET CASH PROVIDED BY OPERATING ACTIVITIES	$882,221	$581,163

The accompanying notes are an integral part of these financial statements.

FindEx.com, Inc.
Notes to Consolidated Financial Statements
December 31, 2003 and 2002

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

FindEx.com, Inc. (“FindEx” or the “Company”) was incorporated under the laws of the State of Delaware on December 26, 1995, as FinSource, Ltd. In April 1999, the Company merged with FINdex Acquisition Corporation (FAC), a Delaware corporation, in a stock for stock transaction. On April 30, 1999, the Company was acquired by EJH Entertainment, Inc. (EJH), a Nevada corporation, in a stock for stock transaction and the name of the Company was changed to FindEx.com, Inc. Both the merger with FAC and the acquisition by EJH were treated as reorganization mergers with the surviving Company and accounting history being that of FinSource (the accounting acquirer).

FindEx is a retail, wholesale and Internet supplier of personal computer software products to business and religious organizations and individuals around the world. In July 1999, the Company completed an exclusive license agreement with Parsons Technology, Inc., a subsidiary of The Learning Company (TLC), formerly Mattel (MAT) Corporation, for the Parsons Church Division of Mattel. In so doing, FindEx obtained the exclusive right to market, sell and continue to develop several Bible study software products. The Company develops and publishes church and Bible study software products designed to simplify biblical research and streamline church office tasks.

Accounting Method

The Company recognizes income and expenses on the accrual basis of accounting.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries after eliminations.

Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Significant estimates used in the consolidated financial statements include the estimates of (i) doubtful accounts, sales returns, price protection and rebates, (ii) provision for income taxes and realizability of the deferred tax assets, (iii) the life and realization of identifiable intangible assets, and (iv) provisions for obsolete inventory. The amounts FindEx will ultimately incur or recover could differ materially from current estimates.

Concentrations

Financial instruments that potentially subject FindEx to concentrations of credit risk consist of cash and cash equivalents and accounts receivable. FindEx places its cash and cash equivalents at well-known, quality financial institutions. FindEx sells a majority of its products to end-users through distributors, Christian bookstores, Internet and direct marketing efforts. Although FindEx attempts to prudently manage and control accounts receivable and performs ongoing credit evaluations in the normal course of business, the Company generally requires no collateral on its product sales.

During the years ended December 31, 2003 and 2002, the Company had no major customers that individually accounted for 10% or more of the annual sales.

During the years ended December 31, 2003 and 2002, five vendors provided purchases individually of 10% or more of the total product and material purchases as follows: Vendor A accounted for 10% and 33%, respectively, Vendor B accounted for 27% and 12%, respectively, Vendor C accounted for 26% and 10%, respectively, Vendor D accounted for 2% and 14%, respectively, and Vendor E accounted for 6% and 16%, respectively. Accounts payable relating to Vendors A, B, C, D, and E were $-0- and $24,416, $39,431 and $22,097, $14,379 and $287, $-0- and $8,138, and $3,917 and $-0-, as of December 31, 2003 and 2002 respectively.

Royalty Agreements

FindEx has entered into certain agreements whereby it is obligated to pay royalties for content of software published. FindEx generally pays royalties based on a percentage of sales on respective products or on a fee per unit sold basis. The Company expenses software royalties as product costs during the period in which the related revenues are recorded.

Cash and Cash Equivalents

FindEx considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Restricted Cash

Restricted cash represents cash that, under the terms of our Accounts Receivable Financing Agreement, has been set aside for the repurchase of invoices assigned to our lender and cash held in reserve by our merchant banker to allow for a potential increase in credit card chargebacks from increased consumer purchases of QuickVerse® 8. The cash held in reserve by our merchant banker will be unrestricted when consumer sales and chargeback volumes stabilize.

Inventory

Inventory, including out on consignment, consists primarily of software media, manuals and related packaging materials and is recorded at the lower of cost or market value, determined on a first-in, first-out basis.

Software Development Costs

In accordance with SFAS No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed, software development costs are expensed as incurred until technological feasibility has been established, at which time such costs are capitalized until the product is available for general release to customers. Capitalized costs are then amortized on a straight-line basis over the estimated product life, or on the ratio of current revenues to total projected product revenues, whichever is greater. Total capitalized software development costs were $1,056,672 and $397,185 , less accumulated amortization of $471,966 and $116,683 at December 31, 2003 and 2002, respectively. Research and development costs incurred and charged to expense were $128,159 and $51,668 for the years ended December 31, 2003 and 2002, respectively (see Note 3).

Property and Equipment

Property and equipment are recorded at cost. Furniture, fixtures and computer equipment are depreciated over five years using the straight-line method. Software is depreciated over three years using the straight-line method. Expenditures for maintenance, repairs and other renewals of items are charged to expense when incurred.

Accounting for Long-Lived Assets

The Company reviews property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparison of its carrying amount to future net cash flows the assets are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair market value. Property and equipment to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Intangible Assets

In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, intangible assets with an indefinite useful life are not amortized. Intangible assets with a finite useful life are amortized on the straight-line method over the estimated useful lives.

Revenue Recognition

The Company recognizes software revenue net of estimated returns and allowances for returns, price discounts and rebates, upon shipment of product, which is when title passes, provided that collection of the resulting receivable is probable and we have no significant obligations. Revenue from inventory out on consignment is recognized when the consignee sells the product. Revenue associated with advance payments from customers is deferred until products are shipped. Revenue for software distributed electronically via the Internet is recognized upon delivery.

Product returns from distributors and Christian bookstores are allowed primarily in exchange for new products or for credit towards purchases as part of a stock-balancing program. These returns are subject to certain limitations that may exist in the contract. Under certain circumstances, such as termination or when a product is defective, distributors and bookstores could receive a cash refund if returns exceed amounts owed. Returns from sales made directly to the consumer are accepted within 45 days of purchase and are issued a cash refund.

Software products are sold separately, without future performance such as upgrades or maintenance, and are sold with postcontract customer support (PCS) services, customer service and technical support assistance. In connection with the sale of certain products, we provide a limited amount of free technical support assistance to our customers. We do not defer the recognition of revenue associated with sales of these products, since the cost of providing this free technical support is insignificant. We accrue the estimated associated costs of providing this free support upon product shipment. We also offer several plans under which customers are charged for technical support assistance. For plans where we collect fees in advance, we recognize revenue over the period of service, generally one year.

The Company maintains an allowance for potential credit losses and an allowance for anticipated returns on products sold to distributors, Christian bookstores, and direct customers. The allowance for sales returns is estimated based on a calculation of forecast sales to the end-user in relation to estimated current channel inventory levels.

Shipping and handling costs in connection with our software products are expensed as incurred and included in cost of goods sold.

Advertising

Advertising costs, including direct response advertising costs, are charged to operations as incurred. The Company has determined that direct response advertising costs are insignificant. Total advertising costs for the years ended December 2003 and 2002 were approximately, $240,000 and $278,000, respectively.

Stock-based Compensation

As permitted under SFAS No. 123, Accounting for Stock-based Compensation, and amended under SFAS No. 148, Accounting for Stock-based Compensation-Transition and Disclosure, the Company has elected to follow the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, in accounting for stock-based awards to employees (see Note 11) and, accordingly, does not recognize compensation cost when employee stock-option grants are made at fair-market value.

Income Taxes

The Company utilizes SFAS No. 109, Accounting for Income Taxes. SFAS No. 109 requires the use of the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Earnings Per Share

The Company follows SFAS 128, Earnings Per Share, to calculate and report basic and diluted earnings per share (EPS). Basic EPS is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed by giving effect to all dilutive potential common shares that were outstanding during the period. For the Company, dilutive potential common shares consist of the incremental common shares issuable upon the exercise of stock options and warrants for all periods, convertible notes payable and the incremental common shares issuable upon the conversion of convertible preferred stock.

In the case of a net loss, it is assumed that no incremental shares would be issued because they would be anti-dilutive. In addition, certain options and warrants are considered antidilutive because the exercise prices were above the average market price during the period. Antidilutive shares are not included in the computation of diluted earnings per share, in accordance with SFAS No. 128.

Comprehensive Income (Loss)

The Company has adopted SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards of reporting and displaying comprehensive income and its components of net income and “other comprehensive income” in a full set of general-purpose financial statements. “Other comprehensive income” refers to revenues, expenses, gains and losses that are not included in net income, but rather are recorded directly in stockholders’ equity. The adoption of this Statement had no impact on the Company’s net income or loss or stockholders’ equity.

Transfer of Financial Assets

The Company has adopted SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS No. 140 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities and provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The adoption of this standard did not have a material effect on the Company’s results of operations or financial position.

Fair Value of Financial Instruments

Unless otherwise indicated, the fair values of all reported assets and liabilities that represent financial instruments (none of which are held for trading purposes) approximate the carrying values of such instruments because of the short maturity of those instruments.

Reclassifications

Certain accounts in the 2002 financial statements have been reclassified for comparative purposes to conform with the presentation in the 2003 financial statements.

NOTE 2 – ACCOUNTS RECEIVABLE

At December 31, 2003 and 2002, accounts receivable consisted of the following (see Note 1 – Concentrations):

	2003	2002
Trade receivables	$384,803	$236,241
Less: Allowance for doubtful accounts	19,000	8,000

	$365,803	$228,241

During the years ended December 31, 2003 and 2002, we transferred accounts receivable totaling $320,533 and $399,556 to a lender for cash advances of $192,320 and $239,734, respectively. As accounts are paid, the collected funds (less the amount advanced and appropriate fees) are disbursed to the Company (see Note 1 – Restricted Cash). The transfer agreement includes a repurchase requirement and, accordingly, the proceeds were accounted for as a secured borrowing. At December 31, 2003 and 2002, the balance of receivables transferred and included in trade receivables was $34,893 and $9,804, respectively. The remaining secured borrowing balances of $20,936 and $6,277 are included in accrued expenses at December 31, 2003 and 2002, respectively.

NOTE 3 – INVENTORIES

At December 31, 2003 and 2002, inventories consisted of the following:

	2003	2002
Raw materials	$75,000	$121,000
Finished goods	197,600	295,700

	$272,600	$416,700

During the year ended December 31, 2003, the Company wrote-off obsolete inventory with a carried cost totaling $60,792. These have been recognized as an expense (see Note 10 – Non-Recurring Items).

NOTE 4 – PROPERTY AND EQUIPMENT, net

At December 31, 2003 and 2002, property and equipment consisted of the following:

	2003	2002
Office furniture and fixtures	$51,119	$49,845
Office equipment	24,099	24,099
Warehouse equipment	23,150	23,150
Computer software	41,297	34,628
Computer equipment	61,905	60,770

	201,570	192,492
Less: Accumulated depreciation	135,967	99,439

	$65,603	$93,053

NOTE 5 – SOFTWARE LICENSE AGREEMENT

During the year ended December 31, 2002, the Company offset the remaining unpaid installment ($1,051,785) against the carrying value of the software license in accordance with the terms of a tentative settlement agreement with The Learning Company (TLC). In addition, the agreement called for the extension of the estimated life of the license from 10 years to 50 years. Amortization expense for 2002, determined using the straight-line method, was reduced by approximately $112,000.

On October 20, 2003, the Company reached settlement in a dispute with The Zondervan Corporation and The Learning Company (TLC). The settlement provided, amongst other things, for the transfer of ownership of the Licensed Media, Programs, or Trademarks from TLC to FindEx. This effectively changed the substance from an amortizable intangible asset with a finite useful life to an unamortizable intangible asset with an indefinite useful life. Amortization expense for 2003, determined using the straight-line method, was calculated through the settlement date (see Note 18 – Subsequent Events).

NOTE 6 – NOTES PAYABLE

At December 31, 2003 and 2002, notes payable consisted of the following:

	2003	2002
Unsecured demand note payable to a corporation, with interest at 9%	$--	$650,000

Note payable to a corporation, due May 31, 2003, with interest compounded monthly at 1.5%. Unsecured. Convertible at the option
of the holder into 660,000 restricted common shares	33,333	33,333

Note payable to a corporation, due May 31, 2003, with interest compounded monthly at 1.5%. Unsecured. Convertible at the option
of the holder into 660,000 restricted common shares	33,333	33,333

Note payable to a corporation, due May 31, 2003, with interest compounded monthly at 1.5%. Unsecured. Convertible at the option
of the holder into 460,000 restricted common shares	23,333	33,333

	$89,999	$749,999

During the year ended December 31, 2003, the Company reclassified as other income – nonrecurring items (See Note 10) proceeds totaling $650,000, and the corresponding accrued interest payable, received in late 1999 and early 2000 that were previously recorded as an unsecured note payable.

NOTE 7 – LONG-TERM NOTES PAYABLE

At December 31, 2003 and 2002, long-term notes payable consisted of the following:

	2003	2002
Unsecured term note payable to a corporation due October 2004 in monthly
installments of $5,285, including interest at 8%	$53,975	$106,044

Term note payable to a corporation due December 2005 in monthly
installments of $6,833, including interest at 8%. Secured by inventory	146,665	--

	200,640	106,044
Less current maturities	126,876	56,999

	$73,764	$49,045

Principal maturities at December 31, 2003 are as follows:

2004	$126,876
2005	73,764

$200,640

NOTE 8 – INCOME TAXES

The provision (benefit) for taxes on income for the years ended December 31, 2003 and 2002 consisted of the following:

	2003	2002
Current:
Federal	$--	$--
State	--	(27,648)

	--	(27,648)

Deferred:
Federal	(29,061)	(45,152)
State	(4,506)	(13,725)

	(33,567)	(58,877)

Total tax provision (benefit)	$(33,567)	$(86,525)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company’s total deferred tax liabilities, deferred tax assets, and deferred tax asset valuation allowances at December 31, 2003 and 2002 are as follows:

Current Deferred Tax Assets:
Net operating loss carryforward
Federal	$102,000	$102,000
State	24,000	24,000
Reserve for sales returns
Federal	19,574	19,630
State	4,606	4,619
Reserve for technical support costs
Federal	12,580	15,251
State	2,960	3,588
Reserve for rebates payable
Federal	--	8,398
State	--	1,976
Accrued compensation costs
Federal	60,781	34,235
State	14,301	8,055
Reserve for bad debts
Federal	6,460	2,720
State	1,520	640

	248,782	225,112
Less valuation allowance for deferred tax assets	248,782	225,112

Net Current Deferred Tax Assets	--	--

Non-Current Deferred Tax Assets:
Net operating loss carryforward
Federal	$2,417,616	$3,132,422
State	721,673	742,937
Reorganization Costs
Federal	11,900	22,100
State	2,800	5,200
Property and equipment, net
Federal	614	--
State	144	--
State deferred tax liabilities
Federal	68,086	69,618

	3,222,833	3,972,277
Less valuation allowance for deferred tax assets	3,222,833	3,972,277

Net Non-Current Deferred Tax Assets	--	--

Non-Current Deferred Tax Liabilities:
Software license fees
Federal	(851,074)	(876,024)
State	(200,253)	(203,792)
Property and equipment, net
Federal	--	(4,111)
State	--	(967)

Net Non-Current Deferred Tax Liability	(1,051,327)	(1,084,894)

Net Deferred Tax Asset (Liability)	$(1,051,327)	$(1,084,894)

Those amounts have been presented in the Company’s financial statements as follows:
Non-current deferred tax liability	$(1,051,327)	$(1,084,894)

The valuation allowance for deferred tax assets was decreased by $725,775 during the year ended December 31, 2003 and increased by $192,587 during the year ended December 31, 2002.

At December 31, 2003, the Company has available net operating loss carryforwards of approximately $8,437,000 for federal income tax purposes that expire in 2021. The federal carryforwards resulted from losses generated in 1996 through 2002. The company also has net operating loss carryforwards available for state income tax purposes ranging from approximately $25,000 to approximately $841,000 that expire in 2021.

The reconciliation of income tax computed at statutory rates of income tax benefits is as follows:

Expense at Federal statutory rate - 34%	$614,697	$44,354
State tax effects, net of Federal tax benefits	178,721	(41,373)
Nondeductible expenses	1,764	6,850
Taxable temporary differences	(3,213)	(48,062)
Deductible temporary differences	(99,761)	(95,966)
Deferred tax asset valuation allowance	(725,775)	47,672

Income tax benefit	$(33,567)	$(86,525)

NOTE 9 –STOCKHOLDERS’ EQUITY

Common Stock

On March 7, 2002, pursuant to a settlement agreement, the Company issued an additional six common shares for each common share originally issued under the stock subscription agreement dated April 28, 2000. A total of 2,175,000 common shares were issued under this settlement agreement. On March 27, 2002, the Company rescinded 60,000 common shares issued pursuant to this settlement agreement after learning the original investors were unaccredited. On September 20, 2002, the Company issued 9,000 common shares correcting an error in the March issuance.

On March 27, 2002, the Company rescinded 10,000 common shares pursuant to the stock subscription agreement dated April 28, 2000 after learning the original investors were unaccredited. The Company returned $25,000 plus interest at 10% to the original investors.

On April 1, 2002, the Company issued 5,891,760 restricted common shares to the employees and Board of Directors as additional compensation pursuant to an incentive and retention bonus program. On August 7, 2002, the Company rescinded 64,480 restricted common shares previously issued to part-time employees under the incentive and retention bonus program. These shares were valued at $.025 per share.

On July 23, 2002, pursuant to settlement of an agreement with an individual for investor relations services, the Company issued 205,000 common shares valued at $.05 per share.

On September 20, 2002, pursuant to a settlement agreement, the Company issued an additional six common shares for each common share originally issued in lieu of cash commission under the stock subscription agreement dated April 28, 2000. A total of 137,250 common shares were issued under this settlement agreement. These shares were valued at $.03 per share.

On November 15, 2002, pursuant to settlement of an agreement with a company for consulting and valuation services, the Company issued 296,308 common shares valued at $.03 per share.

On July 25, 2003, the Company issued 250,000 common shares to an employee as settlement of a 2002-signing bonus. These shares were valued at $.04 per share, the value on the date the settlement was accepted by the employee.

On July 25, 2003, the Company issued a total of 600,000 common shares to the external Board of Directors as their annual calendar 2003 compensation in lieu of cash payments for the period April 1, 2002 to June 30, 2003. These shares were valued at $.045 per share.

On July 25, 2003, the Company issued a total of 150,000 common shares to three independent contractors as a bonus for their performance on our software development projects. These shares were valued at $.045 per share.

On July 25, 2003, the Company issued a total of 200,000 common shares to an independent contractor for past and future performance on preparing written corporate materials. These shares were valued at $.045 per share.

Convertible Preferred Stock (Series A)

The rights, preferences and privileges of the preferred stockholders are as follows:

Dividends
Holders of Series A Preferred Stock (the Preferred Stock) are entitled to receive common stock dividends of $.50 per share per annum, in preference to any payment of cash dividends declared or paid on shares of common stock.

Dividends on Preferred Stock are fully cumulative and are payable as determined by the Board of Directors. As of December 31, 2003, no dividends have been declared.

Liquidation
Holders of Preferred Stock are entitled to liquidation preferences over common stockholders to the extent of $10.00 per share of Preferred Stock, plus all declared but unpaid dividends. If funds are sufficient to make a complete distribution to the preferred stockholders, such stockholders will share in the distribution of the Company assets on a pro rata basis in proportion to the aggregate preferential amounts owed each stockholder. After payment has been made to the preferred stockholders, any remaining assets and funds are to be distributed equally among the holders of the Common Stock based upon the number of shares of the Common Stock held by each.

Conversion
Each share of Convertible Preferred Stock shall be convertible at the option of the holder thereof, at any time prior to the close of business on the date fixed by the Corporation for redemption or conversion of such shares as herein provided, into fully paid and nonassessable shares of common stock and such other securities and property as hereinafter provided, initially at the rate of 10 shares of common stock for each full share of convertible Preferred Stock.

Redemption
At the election of the Board of Directors, the Company may redeem all or part of the shares of the Preferred Stock (pro rata based upon the total number of shares of the Preferred Stock held by each holder) by paying in cash a sum per share equal to $10.00 plus accrued and unpaid dividends per annum.

Voting Rights
The holder of each share of Preferred Stock is not entitled to vote except as required by law.

Convertible Preferred Stock (Series B)

The rights, preferences and privileges of the preferred stockholders are as follows:

Dividends
The holders are entitled to receive cash dividends at the rate of $1.60 per annum per share, and not more, which shall be fully cumulative, shall accrue without interest from the date of first issuance and shall be payable quarterly in arrears on March 15, June 15, September 15, and December 15 of each year commencing September 15, 1999, to holders of record as they appear on the stock books of the corporation on such record dates, not more than 60 nor less than 10 days preceding the payment dates for such dividends, as are fixed by the Board of Directors. As of December 31, 2003, no dividends have been declared.

Liquidation
The holders are entitled to a liquidation preference of an amount equal to the dividends accrued and unpaid, whether or not declared, without interest, and a sum equal to $20.00 per share, and not more, before any payment shall be made or any assets distributed to the holders of Common Stock or any other class or series of the Corporation’s capital stock ranking junior as to liquidation rights to the Convertible Preferred Stock.

Conversion
Each share of convertible Preferred Stock shall be convertible at the option of the holder thereof, at any time prior to the close of business on the date fixed by the Corporation for redemption of such share as herein provided, into fully paid and nonassessable shares of Common Stock and such other securities and property as hereinafter provided, initially at the rate of one (1) share of Common Stock for each full share of Convertible Preferred Stock.

Redemption
Subject to restrictions, shares of the Series shall be redeemable at the option of the Corporation at any time at the redemption price of $20.00 per share plus, in each case, an amount equal to the dividends accrued and unpaid thereon to the redemption date. The Corporation may not redeem any shares of Preferred Stock unless the current market value of the Corporation’s Common Stock, as defined, immediately prior to the redemption date is not less than $18.00 per share.

Voting Rights
The holder of each share of Preferred Stock is not entitled to vote, except as required by law and as a class. Voting as a class, the holders are entitled to elect one director to fill one directorship.

NOTE 10 –NONRECURRING ITEMS

APB Opinion No. 30 requires material events or transactions that are either unusual or infrequent, but not both, to be presented in the income statement as separate elements of income from continuing operations.

During the year ended December 31, 2003, the Company wrote-off obsolete inventory with a carried cost totaling $60,792. This has been recognized as an expense.

During the year ended December 31, 2003, the Company recorded an adjustment to the balance of accrued royalties in the amount of $583,628. This adjustment resulted from an internal audit of the royalty calculations as affected by the product sales provided by TLC during the second quarter of 2001. These reduced sales numbers also resulted in the June 30, 2001 bad debt provision totaling $2,391,000 from net balances owed the Company by TLC. The royalty liabilities had been accrued based on FindEx sales to TLC as originally reported. This has been recognized as an expense recovery and included in operating expenses.

During the year ended December 31, 2003, the Company reclassified as other income – nonrecurring items proceeds totaling $650,000, and the corresponding accrued interest payable totaling $216,516, that were previously recorded as an unsecured note payable. The determination to reclassify the obligation was made on the basis of the combined facts that (i) the obligation exists, if at all, solely pursuant to an oral loan agreement made over three years ago in the State of North Carolina with a representative of the party to whom the obligation was believed to have been owed, (ii) no party has ever made any demand for repayment thereof despite the fact that no payments have ever been made on the obligation, (iii) the party believed to be owed the obligation, upon inquiry, claims no record of any such obligation, and (iv) the State of North Carolina Statute of Limitations applicable to oral agreements, believed to govern the continued enforceability of the obligation, has expired.

NOTE 11 – EARNINGS PER COMMON SHARE

Earnings per common share are computed by dividing net income by the weighted average number of common shares and common stock equivalents outstanding during the year. Common stock equivalents are the net additional number of shares that would be issuable upon the exercise of the outstanding common stock options (see Note 12), assuming that the Company reinvested the proceeds to purchase additional shares at market value.

The following table shows the amounts used in computing earnings per share and the effect on income and the average number of shares of dilutive potential common stock:

	For the Year Ended December 31
	2003	2002
Net Income	$1,841,499	$216,978
Preferred stock dividends	--	--

Net income available to common stockholders	$1,841,499	$216,978

Basic weighted average shares outstanding	20,411,438	17,607,104
Dilutive effect of:
Stock options	--	--
Convertible notes payable	1,980,000	1,980,000
Convertible Preferred Series A	114,000	114,000

Convertible Preferred Series B	40,000	40,000
Warrants	--	--

Diluted weighted average shares outstanding	22,545,438	19,741,104

Earnings per share:
Basic	$0.07	$0.01

Diluted	$0.08	$0.01

A total of 4,075,283 and 3,678,450 dilutive potential securities for the years ended December 31, 2003 and 2002, respectively, have been excluded from the computation of diluted earnings per share, as their inclusion would be anti-dilutive.

NOTE 12 –STOCK-BASED COMPENSATION

The Stock Incentive Plan (the “Plan”) authorizes the issuance of various forms of stock-based awards including incentive and nonqualified stock options, stock appreciation rights attached to stock options, and restricted stock awards to directors, officers and other key employees of the Company. The plan has been approved by the stockholders and as such, provides certain income tax advantages to employees as provided under Sections 421, 422, and 424 of the Internal Revenue Code. Stock options are granted at an exercise price as determined by the Board at the time the Option is granted and shall not be less than the par value of such shares of Common Stock. Stock options vest quarterly over three years and have a term of ten years. At December 31, 2003, 451,250 shares were available for future issuance under the Plan.

In addition, the Company issues various forms of stock-based awards including nonqualified stock options and restricted stock awards to directors, officers and other key employees, outside of the Stock Incentive Plan. Awards granted outside of the Plan have been granted pursuant to equity compensation arrangements that have not been approved by the stockholders. These awards are granted at an exercise price as determined by the Board at the time of grant and are not less than the par value of such shares of Common Stock. Stock options granted outside of the Plan vest as determined by the Board at the time of grant and have a term of ten years. Nonemployee directors, though treated as employees for financial reporting purposes under FASB Interpretation No. 44, are excluded from the income tax advantages afforded employees by the Internal Revenue Code.

All issued options, whether under the Plan or not, create the obligation for stock issuance at the established exercise price.

The Company applies APB Opinion No. 25 and related interpretations in accounting for its stock options. Accordingly, no compensation cost has been recognized for outstanding stock options. Had compensation cost for the Company’s outstanding stock options been determined based on the fair value at the grant date (calculated using the Black-Scholes Option-Pricing Model) for those options consistent with SFAS No. 123, the Company’s net income and primary and diluted earnings per share would have differed as reflected by the pro forma amounts indicated below:

	2003	2002
Net income, as reported	$1,841,499	$216,978
Pro Forma compensation charge under SFAS 123	(59,722)	(162,101)
Pro Forma net income	$1,781,777	$54,877
Earnings per share:
Basic - as reported	$0.07	$0.01
Basic - pro forma	$0.07	$0.01

Diluted - as reported	$0.08	$0.01
Diluted - pro forma	$0.08	$0.01

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

Expected dividend yield	0%
Expected stock price volatility	280%
Risk-free interest rate	6.00%

A summary of activity under all option plans is as follows:

		All Outstanding Options
	Shares Available for Grant	Number of Shares	Weighted-Average Exercise Price

Balance at December 31, 2001	329,584	2,468,852	$.42
Granted	--	500,000	$.05
Exercised	--	--	--
Forfeited (canceled unvested options only)	--	(63,750)	$.16
Canceled	85,416	(125,402)	$.39

Balance at December 31, 2002	415,000	2,843,450	$.33
Granted	--	500,000	$.04
Exercised	--	--	--
Forfeited (canceled unvested options only)	--	(6,917)	$.20
Canceled	36,250	(53,167)	$.39

Balance at December 31, 2003	451,250	3,290,283	$.29

Shares available for grant reflect only those stock incentive plans approved by the stockholders. Number of shares outstanding reflects all stock options granted under approved stock incentive plans and outside approved stock incentive plans.

The following table summarizes information about stock options outstanding at December 31, 2003.

Outstanding Options				Exercisable Options
Range of Exercise Prices	Outstanding at December 31, 2003	Weighted-Average Remaining Contractual Life (Years)	Weighted-Average Exercise Price	Exercisable at December 31, 2003	Weighted-Average Exercise Price
$0.00 to $1.10	3,290,283	7.8	$.2906	3,026,783	$.3430

NOTE 13 – RENTAL AND LEASE INFORMATION

The Company leases office space/warehouse facilities under an operating lease with a third-party with terms extending through 2007. The Company is responsible for all taxes, insurance and utility expenses associated with this lease. There is no lease renewal option contained in the lease. Rental expense for the years ended December 31, 2003 and 2002 amounted to $51,039and $109,165, respectively. Rental expenses are included in capitalized software development costs (See Note 1 – Software Development Costs).

At December 31, 2003, the future minimum rental payments required under this lease are as follows:

2004	$64,191
2005	65,491
2006	65,491
2007	27,288

$222,461

NOTE 14 –SUPPLEMENTAL CASH FLOW INFORMATION

The Company incurred the following non-cash investing and financing activities during the years ended December 31, 2003 and 2002, respectively:

	2003	2002
Common stock and warrants issued for services	$52,750	$168,939

NOTE 15 –COMMITMENTS AND CONTINGENCIES

The Company is subject to legal proceedings and claims that arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the financial position of the Company.

On November 14, 2001, The Zondervan Corporation elected to enforce a court order and served notice that we cease selling, marketing and manufacturing all products containing their copyrighted material. We are abiding by the court order and are no longer shipping products containing Zondervan’s copyrighted material.

The Company previously reached tentative settlement in a dispute with The Learning Company over various provisions of several agreements, including the software license agreement (see Note 5). Disposition of the tentative settlement was contingent upon settlement of negotiations with The Zondervan Corporation.

In March 2004, the Company finalized the settlement with The Zondervan Corporation and The Learning Company. The Settlement Agreement was effective October 20, 2003 and calls for FindEx to pay Zondervan a total of $500,000, plus 5% simple interest, in installments of $150,000, plus interest, due November 15, 2003 and January 30, 2004 (which have been paid), and installments of $100,000, plus interest, due April 30, 2004 and July 30, 2004.This agreement is secured by all rights, title and interest in QuickVerse® together will all proceeds produced by QuickVerse®. In addition, the Agreement provides for the transfer of ownership of QuickVerse®, including; (i) the object and source code, and (ii) patents, trademarks, trade names, etc., from TLC to FindEx.

On February 28, 2003, the Internal Revenue Service approved the Company’s request to pay back payroll taxes in monthly installments of $10,000 through May 5, 2003. This was extended through January 5, 2004. The monthly installments increase to $45,000 beginning February 5, 2004 and continuing through July 5, 2004.

NOTE 16 – RISKS AND UNCERTAINTIES

The Company’s future operating results may be affected by a number of factors. The Company is dependent upon a number of major inventory and intellectual property suppliers. If a critical supplier had operational problems or ceased making material available to the Company, operations could be adversely affected.

NOTE 17 – GOING CONCERN

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has a negative current ratio and total liabilities in excess of total assets. Those factors, as well as uncertainty in securing financing for continued operations, create an uncertainty about the Company’s ability to continue as a going concern. Management of the Company has developed a plan to reduce its liabilities through sales of new releases of the Company’s flagship software titles. The ability of the Company to continue as a going concern is dependent on the acceptance of the plan by the Company’s creditors and the plan’s success. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 18 – SUBSEQUENT EVENTS

In March 2004, the Company entered into an operating lease agreement with a third party for office facilities in Naperville, Illinois. The agreement expires March 31, 2005 and carries an option to renew for one year. The Company is responsible for all taxes, insurance and utility expenses associated with this lease. Future minimum rental payments required under this lease are as follows:

2004	$12,192
2005	3,850

$16,042

In March 2004, the Company finalized settlement of the disputes with The Zondervan Corporation and The Learning Company. The settlement agreement stipulated that execution was as of October 20, 2003 (see Note 15 – Commitments and Contingencies).

In April 2004, the Company committed to issue a total of 1,519,349 common shares to executive management in lieu of cash as payment of their 2003 accrued performance bonus. The Company also committed to issue 637,500 common shares to non-executive employees. Both are subject to a one year lockup agreement.

44

47,025,000 Shares

FINDEX.COM, INC.

Common Stock

_________________

PROSPECTUS

_________________

November 22, 2004

_________________

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

      Indemnification of Officers And Directors

Nevada law authorizes a Nevada corporation to indemnify its officers and directors against claims or liabilities arising out of such person’s conduct as officers or directors if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the company for which they serve. Our Articles of Incorporation provide for indemnification of our directors. In addition, our Bylaws provide for indemnification of our directors, officers, employees or agents. In general, these provisions provide for indemnification in instances when such persons acted in good faith and in a manner they reasonably believed to be in or not opposed to our best interests.

      Other Expenses of Issuance and Distribution

Expenses payable in connection with the registration and distribution of the securities being registered hereunder, all of which will be borne by the registrant, are as follows:

Registration Fee - Securities and Exchange Commission	$1,370
Printing and Engraving	$3,630	*
Legal Fees and Expenses	$40,000	*
Accounting Fees	$20,000	*
Blue Sky Fees and Expenses	$5,000	*

Total	$70,000	*

   * Estimated

      Recent Sales of Unregistered Securities

The following is a comprehensive list of securities that we issued and sold within the past three years without registration under the Securities Act:

On January 15, 2001, pursuant to a consulting agreement in connection with which we received certain investor relations services, we issued 12,500 common shares valued at $.45 per share. The issuance of these securities was effected through a private transaction not involving a public offering and was exempt from the registration provisions of the Securities Act pursuant to Section 4(2) thereof and/or Rule 506 of Regulation D promulgated thereunder.

On February 15, 2001, pursuant to a consulting agreement in connection with which we received certain investor relations services, we issued 12,500 common shares valued at $.42 per share. The issuance of these securities was effected through a private transaction not involving a public offering and was exempt from the registration provisions of the Securities Act pursuant to Section 4(2) thereof and/or Rule 506 of Regulation D promulgated thereunder.

On February 19, 2001, pursuant to a certain settlement agreement relating to investor relation services, we issued a warrant to purchase up to 125,000 common shares. The warrant is exercisable at a price of $0.148 per share and expires on February 18, 2008. The issuance of this warrant was effected through a private transaction not involving a public offering and was exempt from the registration provisions of the Securities Act pursuant to Section 4(2) thereof and/or Rule 506 of Regulation D promulgated thereunder.

On March 5, 2001, in consideration for employment services to be rendered, we granted options to purchase up to 56,000 common shares to a certain employee. The options carried an exercise price of $1.00 per share, vested quarterly over a three year period, and were due to expire on March 4, 2011. The issuance of these securities was effected through a private transaction not involving a public offering and was exempt from the registration provisions of the Securities Act pursuant to Section 4(2) thereof and/or the federal small issue exception for bonus shares of reporting companies.

On March 7, 2001, pursuant to an agreement in connection with which we received certain legal services, we issued a warrant to purchase up to 100,000 common shares. The warrant is exercisable at a price of $0.01 per share and expires on March 6, 2006. The issuance of this warrant was effected through a private transaction not involving a public offering and was exempt from the registration provisions of the Securities Act pursuant to Section 4(2) thereof and/or Rule 506 of Regulation D promulgated thereunder.

On March 15, 2001, pursuant to a consulting agreement in connection with which we received certain investor relations services, we issued 10,750 common shares valued at $.68 per share. The issuance of these securities was effected through a private transaction not involving a public offering and was exempt from the registration provisions of the Securities Act pursuant to Section 4(2) thereof and/or Rule 506 of Regulation D promulgated thereunder.

On March 26, 2001, pursuant to an investment agreement with an institutional private equity investor, we issued a warrant to purchase up to 510,000 common shares. The warrant carried an exercise price of $.23 per share and was initially exercisable for up to 300,000 common shares with the balance vesting upon the occurrence of certain events and was due to expire on March 25, 2007. The issuance of this warrant was effected through a private transaction not involving a public offering and was exempt from the registration provisions of the Securities Act pursuant to Section 4(2) thereof and/or Rule 506 of Regulation D promulgated thereunder. This warrant has since been cancelled by agreement dated July 19, 2004.

On April 15, 2001, pursuant to a consulting agreement in connection with which we received certain investor relations services, we issued 10,750 common shares valued at $.30 per share. The issuance of these securities was effected through a private transaction not involving a public offering and was exempt from the registration provisions of the Securities Act pursuant to Section 4(2) thereof and/or Rule 506 of Regulation D promulgated thereunder.

On May 3, 2001, in consideration for employment services to be rendered, we granted options to purchase up to 2,000 common shares to a certain employee. The options carried an exercise price of $1.00 per share, vested quarterly over a three year period, and were due to expire on May 2, 2011. The issuance of these securities was effected through a private transaction not involving a public offering and was exempt from the registration provisions of the Securities Act pursuant to Section 4(2) thereof and/or the federal small issue exception for bonus shares of reporting companies.

On May 11, 2001, pursuant to an agreement in connection with which we received certain legal services, we issued a warrant to purchase up to 50,000 common shares. The warrant is exercisable at a price of $0.01 per share and expires on May 10, 2006. The issuance of this warrant was effected through a private transaction not involving a public offering and was exempt from the registration provisions of the Securities Act pursuant to Section 4(2) thereof and/or Rule 506 of Regulation D promulgated thereunder.

On May 15, 2001, pursuant to a consulting agreement in connection with which we received certain investor relations services, we issued 10,750 common shares valued at $.27 per share. The issuance of these securities was effected through a private transaction not involving a public offering and was exempt from the registration provisions of the Securities Act pursuant to Section 4(2) thereof and/or Rule 506 of Regulation D promulgated thereunder.

On June 12, 2001, in consideration for employment services to be rendered, we granted options to purchase up to 2,000 common shares to a certain employee. The options carried an exercise price of $1.00 per share, vested quarterly over a three year period, and were due to expire on June 11, 2011. The issuance of these securities was effected through a private transaction not involving a public offering and was exempt from the registration provisions of the Securities Act pursuant to Section 4(2) thereof and/or the federal small issue exception for bonus shares of reporting companies.

On June 15, 2001, pursuant to a consulting agreement in connection with which we received certain investor relations services, we issued 10,750 common shares valued at $.23 per share. The issuance of these securities was effected through a private transaction not involving a public offering and was exempt from the registration provisions of the Securities Act pursuant to Section 4(2) thereof and/or Rule 506 of Regulation D promulgated thereunder.

On July 15, 2001, pursuant to a consulting agreement in connection with which we received certain investor relations services, we issued 10,750 common shares valued at $.13 per share. The issuance of these securities was effected through a private transaction not involving a public offering and was exempt from the registration provisions of the Securities Act pursuant to Section 4(2) thereof and/or Rule 506 of Regulation D promulgated thereunder.

On July 15, 2001, the holders of 3,600 shares of our Series A convertible preferred stock elected to convert such shares into 36,000 shares of our common stock. In addition, the holders of our Series A convertible preferred stock elected to convert $4,200 of unpaid accumulated dividends on their shares into 5,103 common shares. These conversions and issuances were the effected through private transactions not involving a public offering and were exempt in each case from the registration provisions of the Securities Act pursuant to Section 3(a)(9) and 4(2) thereof.

On July 18, 2001, in consideration for employment services previously rendered, we granted options to purchase up to 1,450,000 common shares to certain employees. The options carry an exercise price of $0.11 per share, vest quarterly over a three year period, and expire on July 17, 2011. The issuance of these securities was effected through a private transaction not involving a public offering and was exempt from the registration provisions of the Securities Act pursuant to Section 4(2) thereof and/or the federal small issue exception for bonus shares of reporting companies.

On August 15, 2001, pursuant to a consulting agreement in connection with which we received certain investor relations services, we issued 10,750 common shares valued at $.089 per share. The issuance of these securities was effected through a private transaction not involving a public offering and was exempt from the registration provisions of the Securities Act pursuant to Section 4(2) thereof and/or Rule 506 of Regulation D promulgated thereunder.

On August 21, 2001, in consideration for services rendered as outside directors, we granted options to purchase up to 525,000 common shares among three of our directors. The options carry an exercise price of $0.11 per share, vested immediately, and expire on August 20, 2011. The issuance of these securities was effected through a private transaction not involving a public offering and was exempt from the registration provisions of the Securities Act pursuant to Section 4(2) thereof and/or Rule 506 of Regulation D promulgated thereunder.

On September 5, 2001, we issued 48,387 common shares valued at $.35 per share. The issuance of these securities was effected through a private transaction not involving a public offering and was exempt from the registration provisions of the Securities Act pursuant to Section 4(2) thereof and/or Rule 506 of Regulation D promulgated thereunder.

On September 15, 2001, pursuant to a consulting agreement in connection with which we received certain investor relations services, we issued 10,750 common shares valued at $.17 per share. The issuance of these securities was effected through a private transaction not involving a public offering and was exempt from the registration provisions of the Securities Act pursuant to Section 4(2) thereof and/or Rule 506 of Regulation D promulgated thereunder.

On October 15, 2001, pursuant to a consulting agreement in connection with which we received certain investor relations services, we issued 10,750 common shares valued at $.13 per share. The issuance of these securities was effected through a private transaction not involving a public offering and was exempt from the registration provisions of the Securities Act pursuant to Section 4(2) thereof and/or Rule 506 of Regulation D promulgated thereunder.

On October 25, 2001, pursuant to a consulting agreement in connection with which we received certain strategic planning, development and sales services, we issued 500,000 common shares valued at $.13 per share. The issuance of these securities was effected through a private transaction not involving a public offering and was exempt from the registration provisions of the Securities Act pursuant to Section 4(2) thereof and/or Rule 506 of Regulation D promulgated thereunder.

On November 15, 2001, pursuant to a consulting agreement in connection with which we received certain investor relations services, we issued 10,750 common shares valued at $.06 per share. The issuance of these securities was effected through a private transaction not involving a public offering and was exempt from the registration provisions of the Securities Act pursuant to Section 4(2) thereof and/or Rule 506 of Regulation D promulgated thereunder.

On December 15, 2001, pursuant to a consulting agreement in connection with which we received certain investor relations services, we issued 10,750 common shares valued at $.04 per share. The issuance of these securities was effected through a private transaction not involving a public offering and was exempt from the registration provisions of the Securities Act pursuant to Section 4(2) thereof and/or Rule 506 of Regulation D promulgated thereunder.

On March 7, 2002, pursuant to a certain dispute settlement agreement, we issued 6 common shares for each common share originally issued in a private transaction on April 28, 2000 for a total of 2,175,000 common shares. On September 20, 2002, we issued an additional 9,000 common shares in order to make up for an error that had occurred in the original March 7 issuance. The issuance of these securities was effected through private transactions not involving a public offering and in each case were exempt from the registration provisions of the Securities Act pursuant to Section 4(2) thereof and/or Rule 506 of Regulation D promulgated thereunder.

On April 1, 2002, we issued 5,891,760 restricted common shares to our directors and certain of our employees as additional compensation pursuant to an incentive and retention bonus program. These shares were valued at $.025 per share. The issuance of these securities was effected through a private transaction not involving a public offering and was exempt from the registration provisions of the Securities Act pursuant to the federal small issue exception for bonus shares of reporting companies and/or Section 4(2) of the Securities Act.

On May 31, 2002, in consideration for cash, we issued three unsecured promissory notes to three related entities in face amounts totaling $99,999. The term of these promissory notes was 12 months, and interest was payable on each of them at the rate of 18% per annum. At the option of the holder, each of these notes was convertible at any time throughout the term into up to 660,000 common shares, for an aggregate of up to 1,980,000 common shares. The issuance of these securities was effected through a private transaction not involving a public offering and was exempt from the registration provisions of the Securities Act pursuant to Section 4(2) thereof and/or Rule 506 of Regulation D promulgated thereunder.

On June 3, 2002, pursuant to a certain dispute of a consulting agreement relating to investor relation services, we issued a warrant to purchase up to 250,000 common shares. The warrant is exercisable at a price of $0.10 per share and expires on June 3, 2007. The issuance of this warrant was effected through a private transaction not involving a public offering and was exempt from the registration provisions of the Securities Act pursuant to Section 4(2) thereof and/or Rule 506 of Regulation D promulgated thereunder.

On June 7, 2002, in consideration for employment services to be rendered, we granted options to purchase up to 500,000 common shares to a certain employee. The options carry an exercise price of $0.05 per share, vested immediately, and expire on June 6, 2012. The issuance of these securities was effected through a private transaction not involving a public offering and was exempt from the registration provisions of the Securities Act pursuant to Section 4(2) thereof and/or the federal small issue exception for bonus shares of reporting companies.

On July 23, 2002, pursuant to a certain dispute settlement agreement involving certain alleged investor relations services, we issued 205,000 common shares valued at $.05 per share. The issuance of these securities was effected through a private transaction not involving a public offering and was exempt from the registration provisions of the Securities Act pursuant to Section 4(2) thereof and/or Rule 506 of Regulation D promulgated thereunder.

On September 20, 2002, pursuant to a certain dispute settlement agreement, we issued an additional 6 common shares for each common share originally issued in lieu of a cash commission otherwise payable in connection with our issuance on April 28, 2000. A total of 137,250 common shares were issued under this settlement agreement. These shares were valued at $.03 per share. The issuance of these securities was effected through a private transaction not involving a public offering and was exempt from the registration provisions of the Securities Act pursuant to Section 4(2) and/or Rule 506 of Regulation D promulgated thereunder.

On November 15, 2002, pursuant to a certain dispute settlement agreement involving certain alleged consulting and valuation services, we issued 296,308 common shares valued at $.03 per share. The issuance of these securities was effected through a private transaction not involving a public offering and was exempt from the registration provisions of the Securities Act pursuant to Section 4(2) thereof and/or Rule 506 of Regulation D promulgated thereunder.

On June 7, 2003, in consideration for employment services previously rendered, we granted options to purchase up to 500,000 common shares. The options carry an exercise price of $0.05 per share, vested immediately, and expire on June 6, 2013. The issuance of these securities was effected through a private transaction not involving a public offering and was exempt from the registration provisions of the Securities Act pursuant to Section 4(2) thereof and/or the federal small issue exception for bonus shares of reporting companies.

On July 25, 2003, we issued 250,000 common shares to a certain executive in settlement of a previously agreed-to signing bonus. These shares were valued at $.04 per share. The issuance of these securities was effected through a private transaction not involving a public offering and was exempt from the registration provisions of the Securities Act pursuant to Section 4(2) thereof and/or Rule 506 of Regulation D promulgated thereunder.

On July 25, 2003, we issued a total of 600,000 common shares to our outside directors in lieu of cash compensation otherwise payable. These shares were valued at $.045 per share. The issuance of these securities was effected through a private transaction not involving a public offering and was exempt from the registration provisions of the Securities Act pursuant to Section 4(2) thereof and/or Rule 506 of Regulation D promulgated thereunder.

On July 25, 2003, we issued a total of 150,000 common shares to three different independent contractors as a bonus for their performance on our software development projects. These shares were valued at $.045 per share. The issuance of these securities was effected through private transactions not involving a public offering and were exempt from the registration provisions of the Securities Act pursuant to Section 4(2) thereof and/or Rule 506 of Regulation D promulgated thereunder.

On July 25, 2003, we issued a total of 200,000 common shares to an independent contractor for past and future performance on preparing written corporate materials. These shares were valued at $.045 per share. The issuance of these securities was effected through a private transaction not involving a public offering and was exempt from the registration provisions of the Securities Act pursuant to Section 4(2) thereof and/or Rule 506 of Regulation D promulgated thereunder.

On September 25, 2003, pursuant to a compromise and settlement of trade accounts payable for inventory, we issued a secured promissory note payable in the face amount of $164,000. The term of this promissory note was 27 months, and interest was payable thereon at the rate of 8% per annum. The issuance of this promissory note was effected through a private transaction not involving a public offering and was exempt from the registration provisions of the Securities Act pursuant to Section 4(2) thereof and/or Rule 506 of Regulation D promulgated thereunder.

On March 15, 2004, pursuant to compromise and settlement of a royalty obligation, we issued an unsecured promissory note payable in the face amount of $90,700.38. The term of this promissory note was 24 months, and interest was payable thereon at the rate of 8% per annum. The issuance of this promissory note was effected through a private transaction not involving a public offering and was exempt from the registration provisions of the Securities Act pursuant to Section 4(2) thereof and/or Rule 506 of Regulation D promulgated thereunder.

On April 7, 2004, pursuant to an agreement in connection with which we received certain legal services, we issued a warrant to purchase up to 150,000 common shares. The warrant is exercisable at a price of $0.022 per share and expires on April 7, 2009. The issuance of this warrant was effected through a private transaction not involving a public offering and was exempt from the registration provisions of the Securities Act pursuant to Section 4(2) thereof and/or Rule 506 of Regulation D promulgated thereunder.

On April 7, 2004, we issued a total of 1,519,349 restricted common shares among our executive management team as payment for their 2003 accrued performance bonus. The issuance of these securities was the result of private transactions not involving a public offering and were exempt from the registration provisions of the Securities Act pursuant to Section 4(2) thereof and/or Rule 506 of Regulation D promulgated thereunder.

On April 28, 2004, we issued 637,500 restricted common shares to our non-executive employees as additional compensation pursuant to an incentive and retention bonus program. These shares were valued at $.022 per share. The issuance of these securities was the result of a private transaction not involving a public offering and was exempt from the registration provisions of the Securities Act pursuant to the federal small issue exception for bonus shares of reporting companies and/or Section 4(2) of the Securities Act.

On May 21, 2004, pursuant to a consulting agreement in connection with which we received certain business consulting services, we issued a warrant to purchase up to 600,000 common shares. The warrant is exercisable at a price of $0.15 per share and expires on May 21, 2007. The issuance of this warrant was effected through a private transaction not involving a public offering and was exempt from the registration provisions of the Securities Act pursuant to Section 4(2) thereof and/or Rule 506 of Regulation D promulgated thereunder.

On June 4, 2004, we issued 324,074 restricted common shares to our outside directors in lieu of certain cash compensation otherwise payable. These shares were valued at $.081 per share. The issuance of these securities was effected through private transactions not involving a public offering and were exempt in each case from the registration provisions of the Securities Act pursuant to Section 4(2) thereof and/or Rule 506 of Regulation D promulgated thereunder.

On July 16, 2004, the holders of 11,400 shares of our Series A convertible preferred stock and the holders of 40,000 shares of our Series B convertible preferred stock each elected to convert such shares into 218,000 and 266,667 shares of our common stock, respectively. In addition, the holders of the Series A convertible preferred stock elected to convert $4,125 of unpaid accumulated dividends on their shares into 56,353 common shares. The conversions and issuances were effected through private transactions not involving a public offering and were exempt in each case from the registration provisions of the Securities Act pursuant to Section 3(a)(9) or 4(2) thereof and/or Rule 506 of Regulation D promulgated thereunder.

On July 16, 2004, we issued 295,692 non-restricted common shares in settlement of an agreement with an institutional private equity investor based on a deemed holding period in excess of 2 years. These shares were valued at $.10 per share. As part of this settlement, a previously issued warrant dated March 26, 2001 to purchase 510,000 common shares exercisable at $0.23 per share was cancelled. The issuance of these securities was effected through a private transaction not involving a public offering and was exempt from the registration provisions of the Securities Act pursuant to Section 4(2) thereof and/or Rule 506 of Regulation D promulgated thereunder.

On July 19, 2004, we issued 21,875,000 restricted common shares for a total amount of $1,750,000 through a private placement with an institutional investor. In addition to the shares, according to the terms of the agreement, the investor was entitled to receive two warrants to purchase common stock. The first warrant would entitle the investor to purchase up to 10,937,500 common shares at an initial price of $0.18 per share, and the second warrant would entitle the investor to purchase up to 10,937,500 additional common shares at an initial price of $0.60 per share. Both of these warrants were issued November 10, 2004 and expire on November 9, 2009. The issuance of these securities was effected through a private transaction not involving a public offering and was exempt from the registration provisions of the Securities Act pursuant to Section 4(2) thereof and/or Rule 506 of Regulation D promulgated thereunder.

On September 30, 2004, we issued two promissory notes to two different individuals. Each of these promissory notes was in the principal amount of $240,000 and, pursuant to a separate side letter agreement in each case, was convertible at the option of the holder into 1,000,000 restricted common shares. The issuance of these securities was effected through private transactions in each case not involving a public offering and were exempt from the registration provisions of the Securities Act pursuant to Section 4(2) thereof and Rule 506 of Regulation D promulgated thereunder.

On November 16, 2004, the holders of the promissory notes issued on September 30, 2004 converted those notes into a total of 2,000,000 shares of our common stock. The conversion of such securities was effected without registration under the Securities Act pursuant to an exemption contained in Section 3(a)(9) thereof.

There were no underwriters or placement agents involved in any of the issuances set forth above and no commissions were paid.

      Exhibits

The Exhibits to this registration statement are listed in the Exhibit Index commencing at page EX-1 hereof.

      Undertakings

The undersigned registrant hereby undertakes the following:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in this registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this registration statement, or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

(3)	To remove from registration by means of a post-effective amendment to this registration statement any of the securities being registered which remain unsold at the termination of this offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the General Corporation Law of Nevada, the Articles of Incorporation, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in such Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or person controlling the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or person controlling the registrant in connection with any securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has duly caused this registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on the date below.

Dated: November 22, 2004

FINDEX.COM, INC. By: /s/ Steven Malone Steven Malone, President & Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of FindEx.com, Inc., do hereby constitute and appoint Steven Malone, acting individually, our true and lawful attorney and agent, to do any and all acts and things in our name and behalf in our capacities as directors and officers, and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) hereof; and we do hereby ratify and confirm all that the said attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Steven Malone	Chairman of the Board, President	November 22, 2004
Steven Malone	and Chief Executive Officer (principal
executive officer)

/s/ Kirk R. Rowland	Chief Financial Officer	November 22, 2004
Kirk R. Rowland	(principal financial and accounting
officer)

/s/ John Kuehne	Director	November 22, 2004
John A. Kuehne

/s/ Henry M. Washington	Director	November 22, 2004
Henry M. Washington

EXHIBIT INDEX

FINDEX.COM, INC.

The following exhibits are included as part of this registration statement, except those which are identified as having been previously filed with the Securities and Exchange Commission and which are incorporated by reference to another registration statement, report or document. References to the “Company” in this Exhibit Index mean FINDEX.COM, INC., a Nevada corporation.

Exhibit No.	Description
3.1(i)	Articles of Incorporation of Findex.com, Inc., incorporated by reference to Exhibit 3.1 on Form 8-K filed March 15, 2000.

3.1(ii)	Amendment to Articles of Incorporation of Findex.com, Inc. dated November 12, 2004 incorporated by reference to Exhibit 3.1(ii) on Form 10-QSB filed November 12, 2004.

3.2	By-Laws of Findex.com, Inc., incorporated by reference to Exhibit 3.3 on Form 8-K filed March 15, 2000.

5.1	Legal opinion of M.M. Membrado & Associates, PLLC dated November 22, 2004. FILED HEREWITH.

10.1	Stock Incentive Plan of Findex.com, Inc. dated May 07, 1999, incorporated by reference to Exhibit 10.1 on
Form 10-KSB/A filed May 13, 2004.

10.2	Share Exchange Agreement between Findex.com, Inc. and the stockholders of Reagan Holdings Inc., dated
March 07, 2000, incorporated by reference to Exhibit 2.1on Form 8-K filed March 15, 2000.

10.3	License Agreement between Findex.com, Inc. and Parsons Technology, Inc. dated June 30, 1999, incorporated by reference to Exhibit 10.3 on Form 10-KSB/A filed May 13, 2004.

10.4	Employment Agreement between Findex.com, Inc. and Steven Malone dated July 25, 2003, incorporated by reference to Exhibit 10.4 on Form 10-KSB/A filed May 13, 2004.

10.5	Employment Agreement between Findex.com, Inc. and Kirk Rowland dated July 25, 2003, incorporated by reference to Exhibit 10.5 on Form 10-KSB/A filed May 13, 2004.

10.6	Employment Agreement between Findex.com, Inc. and William Terrill dated June 7, 2002, incorporated by reference to Exhibit 10.6 on Form 10-KSB/A filed May 13, 2004.

10.7	Restricted Stock Compensation Agreement between Findex.com, Inc. and John A. Kuehne dated July 25,
2003, incorporated by reference to Exhibit 10.7 on Form 10-KSB/A filed May 13, 2004.

10.8	Restricted Stock Compensation Agreement between Findex.com, Inc. and Henry M. Washington dated
July 25, 2003,
incorporated by reference to Exhibit 10.8 on Form 10-KSB/A filed May 13, 2004.

10.9	Restricted Stock Compensation Agreement between Findex.com, Inc. and William Terrill dated July 25, 2003, incorporated by reference to Exhibit 10.9 on Form 10-KSB/A filed May 13, 2004.

EX-1

10.10	Stock Purchase Agreement between Findex.com, Inc. and Barron Partners, LP dated July 19, 2004, incorporated by reference to Exhibit 10.1 on Form 8-K filed July 28, 2004.

10.11	Amendment No. 1 To Barron Partners, LP Stock Purchase Agreement dated September 30, 2004, incorporated by reference to Exhibit 10.3 on Form 8-K filed October 6, 2004.

21.1	Share Exchange Agreement between FindEx.com, Inc. and the stockholders of Reagan Holdings Inc., dated
March 07, 2000, incorporated by reference to Exhibit 2.1 on Form 8-K filed March 15, 2000.

23.1	Consent of Chisholm, Bierwolf & Nilson, LLC, Independent Certified Public Accountants dated November 22, 2004.
FILED HEREWITH.

23.2	Consent of M.M. Membrado & Associates, PLLC (contained in Exhibit 5.1 to this registration statement).

24.1	Powers of Attorney (included on the signature page to this registration statement).

EX-2